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REPORT OF INDEPENDENT AUDITORS To the Board of Directors and Shareholders of GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $1.00 NET PER SHARE
AND
ALL OUTSTANDING PUBLICLY-TRADED WARRANTS
TO PURCHASE SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $0.02 NET PER WARRANT
BY
GALIL MERGER SUB, INC.,
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL INC.,
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM,
NEW YORK CITY TIME, ON DECEMBER 7, 2015, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of October 26, 2015 (as such agreement may be amended or supplemented from time to time, the "Merger Agreement"), by and among Perseon Corporation, a Delaware corporation ("Perseon"), Galil Medical Inc., a Delaware corporation ("Parent"), and Galil Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"). Parent is a wholly-owned subsidiary of Galil Medical Ltd, an Israeli company ("Israeli Parent"). Purchaser is offering to purchase (i) all outstanding shares of Perseon common stock, par value $0.001 per share (the "Shares"), not currently owned by Israeli Parent, Parent or Purchaser, for $1.00 in cash per Share, without interest and less any applicable withholding taxes, and (ii) all outstanding publicly-traded warrants to purchase Perseon common stock (the "Public Warrants"), not currently owned by Israeli Parent, Parent or Purchaser, for $0.02 cash per Public Warrant, without interest and less any applicable withholding taxes, all upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." Upon consummation of the Offer, if the conditions to the Offer (as described herein) are satisfied or waived, the Purchaser, as the holder of at least 65% of the Public Warrants, will, as promptly as practicable, cause the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to be amended to permit the Public Warrants to be cancelled and converted into the right to receive consideration in the amount of $0.02 per Public Warrant in connection with the Merger (as defined herein). Parent then intends to effect a second-step merger in accordance with Section 251(h) of the DGCL or any other provision of the DGCL that may be applicable (the "Merger") as promptly as practicable in accordance with the terms of the Merger Agreement that will convert each outstanding Share and Public Warrant into the right to receive the same consideration per Share and per Public Warrant price as in the Offer.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Israeli Parent, Parent and Purchaser, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that Perseon would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise) (the "Minimum Share Condition"), and (ii) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Public Warrants (excluding Public Warrants tendered by guaranteed delivery for which the underlying Public Warrants have not been received) that, together with the Public Warrants, if any, then owned by Israeli Parent, Parent and Purchaser, would represent at least sixty-five percent (65%) of the outstanding Public Warrants on the date of purchase (the "Minimum Public Warrant Condition").

        The Offer is subject to a financing condition.    Specifically, the Offer is conditioned upon Parent (either directly or through its affiliates) having received the proceeds of the Financing or Parent's (or its affiliate's) lenders and/or investors having definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and Purchaser and subject only to the satisfaction of the other conditions to the Offer (the "Financing Condition"). For purposes of this Offer, "Financing" shall be defined as definitive agreements with respect to debt or equity financing or some combination of debt and equity financing in an aggregate amount (after taking into consideration the funds otherwise expected to be available to Parent) that is required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to pay any fees and expenses payable by Parent, Purchaser or Perseon in connection therewith. Parent does not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied. The Offer is also subject to certain other conditions set forth in this Offer to Purchase. See "Conditions to the Offer" in this Offer to Purchase.

        The Perseon board of directors (the "Board") met on October 26, 2015 to consider the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. On the basis of the factors more fully described in Perseon's Schedule 14D-9, the Perseon Board, among other things, unanimously adopted resolutions (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger on the terms and subject to the conditions set forth therein, are advisable, fair to, and in the best interests of, Perseon and Perseon's stockholders, (ii) authorizing, adopting and approving the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommending that Perseon's stockholders tender their Shares in the Offer and, if required, adopt and approve the Merger Agreement and (iv) resolving that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

November 5, 2015

IMPORTANT

        If you wish to tender all or any portion of your Shares or Public Warrants in the Offer, this is what you must do:

  •
  if you are a record holder of Shares or Public Warrants (that is, a stock certificate or warrant certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate or warrant certificate to Wells Fargo Bank, N.A., the Depositary for the Offer. If you own both Shares and Public Warrants, a separate Letter of Transmittal must be submitted for each type of holding. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants";

  •
  if you are a participant in The Depository Trust Company, follow the procedure for book-entry transfer of Shares and Public Warrants set forth in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants"; or

  •
  if you hold your Shares or Public Warrants through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares and Public Warrants be tendered.

        Questions and requests for assistance may be directed to Morrow & Co., LLC, the Information Agent for the Offer, at (855) 264-1296 (toll-free) or by email at perseon.info@morrow.com (Banks and brokers may call at (203) 658-9400). See the back cover of this Offer to Purchase for additional contact information. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be directed to the Information Agent. A stockholder may also contact such stockholder's broker, dealer, commercial bank, trust company or other nominee for assistance.

SUMMARY TERM SHEET

        Galil Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase (i) all outstanding shares of common stock, par value $0.001 per share ("Shares"), not owned by Galil Medical Ltd., an Israeli company ("Israeli Parent"), Galil Medical Inc., a Delaware corporation ("Parent") and Purchaser for $1.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, and (ii) all outstanding publicly-traded warrants to purchase Perseon common stock (the "Public Warrants"), not owned by Israeli Parent, Parent and Purchaser for $0.02 per Public Warrant, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements collectively constitute the "Offer." This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my securities?

        Our name is Galil Merger Sub, Inc. We are a Delaware corporation formed for the purpose of making this Offer. We are a wholly-owned subsidiary of Galil Medical Inc., a Delaware corporation ("Parent"), which is itself a wholly-owned subsidiary of Galil Medical Ltd., an Israeli company ("Israeli Parent"). We refer to Purchaser, Parent and Israeli Parent collectively herein as the "Offeror Group." As of the date of this Offer to Purchase, none of Purchaser, Parent or Israeli Parent own any Shares or Public Warrants. See "Certain Information Concerning the Offeror Group."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Shares and Public Warrants not owned by us, Parent or Israeli Parent. Perseon has represented in the Merger Agreement (as defined below) that, as of the close of business on October 26, 2015, there were 9,766,323 Shares issued and outstanding. As of the close of business on October 26, 2015, there were 13,225,000 outstanding Public Warrants, pursuant to which 13,225,000 Shares are reserved for issuance upon the exercise of outstanding Public Warrants. As of the close of business on October 26, 2015, there were (i) 523,942 Shares issuable upon exercise of outstanding stock options granted pursuant to Perseon's equity incentive plans or otherwise (each, an "Option") and (ii) 1,262,206 Shares reserved for issuance upon the exercise of other outstanding warrants (the "Non-Public Warrants"). All holders of Shares and Public Warrants will be entitled to participate in the Offer. Holders of Options and Non-Public Warrants will not be entitled to participate in the Offer with respect to the Options, Non-Public Warrants or Shares underlying unexercised Options and Non-Public Warrants. See "What will happen to my stock options in the Offer?" and "What will happen to my warrants in the Offer?" below in this "Summary Term Sheet." See also the "Introduction."

How much are you offering to pay and what is the form of payment?

        To purchase the Shares, we are offering to pay $1.00 per Share, net to seller in cash, without interest, and less any applicable withholding taxes (the "Share Offer Price"). To purchase the Public Warrants, we are offering to pay $0.02 per Public Warrant, net to seller in cash, without interest, and less any applicable withholding taxes (the "Public Warrant Offer Price").

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares or Public Warrants and you tender your Shares or Public Warrants to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your Shares or Public Warrants through a broker or other nominee, and your broker tenders your Shares or Public Warrants on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

Do you have the financial resources to make payment?

        If the Financing Condition (as defined below) is satisfied, we will have sufficient financial resources to make payment. We estimate the total amount of funds necessary to purchase all of the outstanding Shares and Public Warrants that Israeli Parent, Parent and Purchaser do not currently own pursuant to the Offer, to consummate the Merger (as defined below) (which estimate includes, among other things, payment in respect of Non-Public Warrants and outstanding in-the-money Options and payment of related fees and expenses) and to provide working capital to the post-Merger entities to be not less than $24 million. Upon satisfaction of the Financing Condition (as defined below), Parent will have received the proceeds of the Financing or Parent's (or its affiliate's) lenders and/or investors will have definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer and such Financing will be in an amount sufficient to make payment upon consummation of the Offer. Parent does not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied. See "What are the most significant conditions to the Offer" and "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        Yes. The Offer is subject to a financing condition, and as a result, our financial condition is relevant to your decision to tender Shares or Public Warrants and accept the Offer. We do not currently have sufficient cash on hand to make the required payments upon consummation of the Offer and if we are unable to satisfy the Financing Condition (as defined below), we may not be able to complete the Offer or the subsequent Merger as we do not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied. See "What are the most significant conditions to the Offer" and "Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms, the satisfaction of the Minimum Share Condition and the Minimum Public Warrant Condition, and the satisfaction of the Financing Condition (as defined below). The Minimum Share Condition requires that there have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Israeli Parent, Parent and Purchaser, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that Perseon would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise) (the "Minimum Share Condition"). The Minimum Public Warrant Condition requires that there have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Public Warrants (excluding Public Warrants tendered by guaranteed delivery for which the underlying Public Warrants have not been received) that, together with the Public Warrants, if any, then owned by Israeli Parent, Parent and Purchaser, represents at least sixty-five percent (65%) of the outstanding Public Warrants on the date of purchase (the "Minimum Public Warrant Condition").

        The Offer is subject to a financing condition.    Specifically, the Offer is conditioned upon Parent (either directly or through its affiliates) having received the proceeds of the Financing or Parent's (or its affiliate's) lenders and/or investors having definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and Purchaser and subject only to the satisfaction of the other conditions to the Offer (the "Financing Condition"). For purposes of this Offer, "Financing" shall be defined as definitive agreements with respect to debt or equity financing or some combination of debt and equity financing in an aggregate amount (after taking into consideration the funds otherwise expected to be available to Parent) that is required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to pay any fees and expenses payable by Parent, Purchaser or Perseon in connection therewith. Parent does not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied.

        The Offer is also subject to a number of other conditions described in this Offer to Purchase. We expressly reserve the right to waive such conditions, but we cannot, without Perseon's prior written consent (1) reduce the Share Offer Price, (2) change the form of consideration payable in the Offer, other than adding consideration as required or permitted by the Merger Agreement, (3) reduce the number of Shares subject to the Offer, (4) waive or change the Minimum Share Condition, (5) add conditions to the Offer that are different than or in addition to those set forth in this Offer to Purchase, (6) extend the expiration date of the Offer in a manner other than as required or permitted by the Merger Agreement or (7) otherwise modify any other conditions to the Offer or any terms of the Offer in a manner that adversely affects the holders of Shares. See "Introduction," "Terms of the Offer" and "Conditions to the Offer."

Is there an agreement governing the Offer?

        Yes. Perseon, Parent and we have entered into an Agreement and Plan of Merger, dated as of October 26, 2015 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer. In addition, if the Offer is completed, in accordance with the terms of the Merger Agreement, the Purchaser, as the holder of at least 65% of the Public Warrants, will, as promptly as practicable, cause the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to be amended to permit the Public Warrants to be cancelled and converted into the right to receive consideration in the amount of $0.02 per Public Warrant in connection with the Merger (as defined herein). Parent will then cause a second-step merger of Purchaser and Perseon in accordance with Section 251(h) of the DGCL or any other provision of the DGCL that may be applicable (the "Merger") in which all remaining stockholders and Public Warrant holders of Perseon (other than Israeli Parent, Parent, Purchaser and stockholders properly exercising their appraisal rights under Delaware law) would, without the need for further action by any such stockholder or Public Warrant holder, receive the same price per Share and per Public Warrant as was paid in the Offer, without interest, and less any applicable withholding taxes. See "The Merger Agreement; Other Agreements."

What does the board of directors of Perseon think of the Offer?

        Perseon's board of directors (the "Board") has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of Perseon's stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) determined to recommend that Perseon's stockholders accept the Offer and tender their Shares to Purchaser, and, to the extent applicable, approve and adopt the Merger Agreement and the Merger. See "Introduction" and "Background of the Offer; Past Contacts or Negotiations with Perseon." A more complete description of the Perseon Board's approval of the Offer and the Merger is set forth in the Perseon Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") and furnished to stockholders and Public Warrant holders of Perseon in connection with the Offer.

What is the market value of my Shares and Public Warrants as of a recent date?

        On October 26, 2015, the last trading day before we announced the Merger Agreement and the Offer, the per Share closing price reported on the Nasdaq Capital Market ("Nasdaq") was $0.27 and the per Public Warrant closing price reported on Nasdaq was $0.09. The Share Offer Price represents a 270% premium over the October 26, 2015 closing stock price. While the Public Warrant Offer Price does not represent a premium over the October 26, 2015 closing price, it does represent a 100% premium over the $0.01 per Public Warrant cash-out value that would have otherwise been paid in the Merger if such Public Warrants contained a provision allowing them to be cancelled and converted into the right to receive the difference between the exercise price and the Share Offer Price in the Merger. On November 2, 2015, the most recent practicable date prior to commencing this Offer, the per Share closing price reported on Nasdaq was $0.60 and the per Public Warrant closing price reported on Nasdaq was $0.025. We encourage you to obtain a recent price for Shares and Public Warrants in deciding whether to tender your Shares or Public Warrants. See "Price Range of the Shares and Public Warrants; Dividends."

Do you have interests in the Offer that are different from my interests as a stockholder of Perseon?

        Yes. Our interests in the Offer and the Merger are different from those of stockholders being asked to sell their Shares and Public Warrant holders being asked to sell their Public Warrants. On the one hand, if you sell Shares or Public Warrants in the Offer or your Shares or Public Warrants are converted in the Merger, you will cease to have any interest in Perseon and will not have the opportunity to participate in the future earnings or growth, if any, of Perseon and will not bear the burden of a future decrease, if any, in the value of Perseon. On the other hand, we will benefit from any future increase in the value of Perseon and will also bear the burden of any future decrease in the value of Perseon. See "Purpose of the Offer; Plans for Perseon."

Will Perseon remain a public company after the Offer and Merger?

        The purpose of the Offer is to acquire as many of the Shares and Public Warrants not currently owned by Israeli Parent, Parent or us as possible as a first step in acquiring all of the Shares and cancelling the Public Warrants. If we are successful in completing the Merger after the Offer, the Shares and Public Warrants will no longer be publicly owned and will cease to be listed on Nasdaq and Perseon will cease to make filings with the SEC and will cease to comply with the SEC's rules relating to public companies. Even if the Merger does not take place, if we purchase all of the tendered Shares and Public Warrants, there may be so few remaining stockholders and Public Warrant holders and publicly held Shares and Public Warrants that the Shares and Public Warrants will no longer be eligible to be traded through Nasdaq or other securities exchanges, there may not be an active public trading market for the Shares or Public Warrants and Perseon may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See "Effects of the Offer."

Will the Offer be followed by a merger if all the Shares and Public Warrants are not tendered in the Offer?

        If following the consummation of the Offer we own at least a majority of the voting power of the outstanding Shares, we are obligated to consummate a merger with Perseon in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), or any other provision of the DGCL that may be applicable, as promptly as reasonably practicable in accordance with the terms of the Merger Agreement without a meeting of Perseon's stockholders. If we do not own at least a majority of the voting power of the outstanding Shares following consummation of the Offer, Perseon is obligated to hold a special meeting of stockholders solely for the purpose of obtaining Perseon's stockholders' approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby. When the Merger takes place, all remaining stockholders and Public Warrant holders (other than Israeli Parent, Parent, Purchaser and stockholders properly exercising their appraisal rights under Delaware law) will receive the same price per Share or per Public Warrant as was paid in the Offer, without interest and less any applicable withholding taxes. See "The Merger Agreement; Other Agreements" and "Purpose of the Offer; Plans for Perseon."

If I decide not to tender, how will the Offer affect my Shares or Public Warrants?

        If the Offer is successful, we, as the holder of at least 65% of the Public Warrants, will, as promptly as practicable, cause the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to be amended to permit the Public Warrants to be cancelled and converted into the right to receive consideration in the amount of $0.02 per Public Warrant in connection with the Merger (as defined herein). We will then effect the Merger as promptly as practicable thereafter in accordance with the Merger Agreement. Stockholders or Public Warrant holders not tendering in the Offer (other than us, Israeli Parent, Parent and those stockholders properly exercising their appraisal rights under Delaware law) will receive as merger consideration the same price per Share or per Public Warrant as was paid in the Offer, without interest, and less any applicable withholding taxes. Therefore, if the Offer is successful, the only differences to you between tendering your Shares or Public Warrants and not tendering your Shares or Public Warrants in the Offer is that (i) you will be paid earlier if you tender your Shares and Public Warrants in the Offer and (ii) appraisal rights will not be available if you tender Shares in the Offer but will be available to you in the Merger. Appraisal rights will not be available to you in either the Offer or the Merger for Public Warrant holders. If and when we consummate the Merger, if you perfect your appraisal rights under the DGCL, you may receive an amount that is different from the consideration being paid in the Merger. If the Offer is consummated but the Merger does not take place, there is a risk the Shares and Public Warrants that remain outstanding after the Offer may no longer be eligible to be traded through Nasdaq or other securities exchanges and there may not be an active public trading market (or, possibly, there may not be any public trading market) for the Shares or Public Warrants. See the "Introduction," "Effects of the Offer," and "Certain Legal Matters; Regulatory Approvals."

How long do I have to decide whether to tender in the Offer? Can the Offer be extended?

        You will have until 11:59 p.m., New York City time, on December 7, 2015, to tender your Shares and Public Warrants. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. The Merger Agreement provides that we may, but are not obligated to, extend the Offer (i) for one or more successive periods of up to 20 business days in each instance (the length of each such period to be determined by us in our sole discretion) if, at the scheduled expiration of the Offer (or any extension thereof), any of the conditions of the Offer has not been satisfied or waived by Parent or Purchaser, until the earlier to occur of (A) the date all Offer conditions are satisfied or waived or (B) January 31, 2016, and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of Nasdaq applicable to the Offer. If we extend the Offer, we will inform Wells Fargo Bank, N.A., which is the Depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Neither Purchaser nor Parent will provide for any "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See

"Terms of the Offer" and "Procedures for Accepting the Offer and Tendering Shares and Public Warrants."

How do I tender my Shares or Public Warrants?

        If you wish to accept the Offer, this is what you must do:

  •
  if you are a record holder (that is, a stock certificate or warrant certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate or warrant certificate to Wells Fargo Bank, N.A., the Depositary for the Offer. If you own both Shares and Public Warrants, a separate Letter of Transmittal must be submitted for each type of holding. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants";

  •
  if you are a record holder but your stock certificate or warrant certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares or Public Warrants using guaranteed delivery procedures. See "Procedures for Accepting the Offer and Tendering Shares and Public Warrants" for further details;

  •
  if you are a participant in The Depository Trust Company, follow the procedure for book-entry transfer of Shares and Public Warrants set forth in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants"; or

  •
  if you hold your Shares or Public Warrants through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares or Public Warrants be tendered.

        In any case, the Depositary must receive all required documents prior to the expiration date of the Offer, which is 11:59 p.m., New York City time, on December 7, 2015, unless the Offer is extended. See "Procedures for Accepting the Offer and Tendering Shares and Public Warrants."

Until what time may I withdraw previously tendered Shares or Public Warrants?

        You may withdraw Shares or Public Warrants at any time prior to the expiration of the Offer. To withdraw Shares or Public Warrants, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares or Public Warrants. See "Withdrawal Rights."

How do I withdraw previously tendered Shares or Public Warrants?

        To withdraw Shares or Public Warrants, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares or Public Warrants. See "Withdrawal Rights."

Are appraisal rights available in either the Offer or any subsequent merger?

        Appraisal rights are not available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, appraisal rights will be available to holders of Shares at the time of the Merger who have not tendered their Shares in the Offer, demand appraisal rights for their Shares and otherwise comply with the applicable statutory procedures under Delaware law. Appraisal rights will not be available in either the Offer or the Merger for Public Warrant holders. See "Certain Legal Matters; Regulatory Approvals."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and Public Warrants and is not made for any Options. Pursuant to the Merger Agreement, each Option having an exercise price per Share that is less than the Share Offer Price and that is outstanding, unexpired and unexercised immediately prior to the effective time of the Merger will become fully exercisable and vested and will be cancelled automatically at the effective time of the Merger in consideration for the right to receive, at or as soon as practicable following the effective time of the Merger, an amount in cash, less any applicable withholding taxes, equal to the excess of the Share Offer Price over the per Share exercise price of the Option for each Share subject to such Option, without interest. Options with a per Share exercise price that is equal to or greater than the Share Offer Price will be, at the effective time of the Merger, cancelled without consideration.

What will happen to my warrants in the Offer?

        The Offer is made only for Shares and Public Warrants and is not made for any Non-Public Warrants. Pursuant to the Merger Agreement, Parent and Purchaser will negotiate with each holder of a Non-Public Warrant for the termination of such Non-Public Warrants in exchange for the Non-Public Warrant Consideration provided in the Merger Agreement. A condition to the consummation of the Offer is that the Purchaser shall have entered into agreements with the holders of the Non-Public Warrants to terminate such Non-Public Warrants in exchange for the Non-Public Warrant Consideration.

Generally, what are the material United States federal income tax consequences of tendering Shares or Public Warrants or having Shares or Public Warrants exchanged for cash in the second-step merger?

        If you are a U.S. Holder (as defined in "Certain United States Federal Income Tax Consequences"), the sale or exchange of your Shares or Public Warrants pursuant to the Offer or the second-step merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares or Public Warrants sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares or Public Warrants for more than one year as of the date of your sale or exchange of the Shares or Public Warrants pursuant to the Offer or the Merger. See "Certain United States Federal Income Tax Consequences."

        If you are a Non-U.S. Holder (as defined in "Certain United States Federal Income Tax Consequences"), any gain realized upon the sale of your Shares and Public Warrants pursuant to the Offer or the second-step merger generally will not be subject to United States federal income tax but may be a taxable transaction under foreign income or other tax laws. See "Certain United States Federal Income Tax Consequences."

        We urge holders of Shares and Public Warrants to consult their own tax advisors about the tax consequences of the Offer and the Merger in light of their particular circumstances.

To whom may I speak if I have questions about the Offer?

        You may call Morrow & Co., LLC, the information agent for the Offer, toll free at (855) 264-1296 or by email at perseon.info@morrow.com for assistance. (Banks and brokers may call at (203) 658-9400.) See the back cover of this Offer to Purchase for additional contact information.

To the Stockholders and Public Warrant holders of Perseon Corporation:

INTRODUCTION

        Galil Merger Sub, Inc., a Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of Galil Medical Inc., a Delaware corporation ("Parent"), which is itself a wholly-owned subsidiary of Galil Medical Ltd., an Israeli company ("Israeli Parent"), hereby offers to purchase (i) all the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Perseon Corporation, a Delaware corporation ("Perseon"), other than Shares owned by Israeli Parent, Parent and Purchaser, at a price of $1.00 per Share (the "Share Offer Price"), net to the seller in cash, without interest but subject to any applicable withholding taxes, and (ii) all outstanding publicly-traded warrants to purchase Perseon common stock (the "Public Warrants"), other than shares owned by Israeli Parent, Parent and Purchaser, at a price of $0.02 per Public Warrant (the "Public Warrant Offer Price"), all upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal") (which, as amended or supplemented from time to time, together constitute the "Offer").

        Tendering stockholders and Public Warrant holders who are the record owners of Shares or Public Warrants will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares or Public Warrants by Purchaser pursuant to the Offer. Stockholders and Public Warrant holders who hold their Shares or Public Warrants through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide a Form W-9 or the appropriate Form W-8, as applicable, you may be subject to a required backup federal United States income tax withholding. See "Certain United States Federal Income Tax Consequences." Parent and Purchaser will pay all charges and expenses of Wells Fargo Bank, N.A. (the "Depositary") and Morrow & Co., LLC (the "Information Agent") incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser, Parent or any affiliate thereof, and each such person. See "Fees and Expenses."

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Israeli Parent, Parent and Purchaser, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that Perseon would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise) (the "Minimum Share Condition"), and (ii) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Public Warrants (excluding Public Warrants tendered by guaranteed delivery for which the underlying Public Warrants have not been received) that, together with the Public Warrants, if any, then owned by Israeli Parent, Parent and Purchaser, would represent at least sixty-five percent (65%) of the outstanding Public Warrants on the date of purchase (the "Minimum Public Warrant Condition"). Neither the Minimum Share Condition nor the Minimum Public Warrant Condition may be waived by Parent or Purchaser without Perseon's consent.

        The Offer is subject to a financing condition.    Specifically, the Offer is conditioned upon Parent (either directly or through its affiliates) having received the proceeds of the Financing or Parent's (or its affiliate's) lenders and/or investors having definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and Purchaser and subject only to the satisfaction of the other conditions to the Offer (the "Financing Condition"). For purposes of this Offer, "Financing" shall be defined as definitive agreements with respect to, debt or equity financing or some combination of debt and equity financing in an aggregate amount (after taking into consideration the funds otherwise expected to be available to Parent) that is required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to pay any fees and expenses payable by Parent, Purchaser or Perseon in connection therewith. Parent does not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied. The Offer is also subject to certain other conditions set forth in this Offer to Purchase. See "Conditions to the Offer" in this Offer to Purchase.

        According to Perseon, as of October 26, 2015, there were 9,766,323 Shares issued and outstanding and there were 13,225,000 outstanding Public Warrants, pursuant to which 13,225,000 Shares are reserved for issuance upon exercise. Also according to Perseon, assuming there are no changes to the number of options or other warrants outstanding as of October 26, 2015, as of the Expiration Date (as defined below in "Terms of the Offer"), there will be (i) 523,942 Shares issuable upon exercise of outstanding stock options granted pursuant to Perseon's equity incentive plans or otherwise (each, an "Option") and (ii) 1,262,206 Shares reserved for issuance upon the exercise of other outstanding warrants (the "Non-Public Warrants").

        None of Israeli Parent, Parent, or Purchaser currently own Shares or Public Warrants. As a result, the Minimum Share Condition will be satisfied if 4,883,162 Shares held by Perseon's stockholders are validly tendered and not validly withdrawn prior to the expiration of the Offer. The Minimum Public Warrant Condition will be satisfied if 8,596,251 Public Warrants held by Perseon's Public Warrant holders are validly tendered and not validly withdrawn prior to the expiration of the Offer.

        The purpose of the Offer is to acquire for cash as many outstanding Shares and Public Warrants not owned by Israeli Parent, Parent and Purchaser as possible as a first step in acquiring all of the Shares and causing the amendment of the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to permit them to be cancelled and converted into the right to receive consideration in connection with the Merger (as defined below). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 26, 2015 (as such agreement may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser, and Perseon.

        If the Offer is completed, the Purchaser, as the holder of at least 65% of the Public Warrants, will, as promptly as practicable, cause the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to be amended to permit the Public Warrants to be cancelled and converted into the right to receive consideration in the amount of $0.02 per Public Warrant in connection with the Merger (as defined herein). As promptly as reasonably practicable following completion of the Offer, Parent will then cause a second-step merger of Purchaser and Perseon in accordance with Section 251(h) of the DGCL or any other provision of the DGCL that may be applicable (the "Merger") in which all remaining stockholders other than Israeli Parent, Parent and Purchaser would, without the need for further action by any stockholders not affiliated with Israeli Parent, Parent and Purchaser, receive the same price per Share as was paid in the Offer, without interest and less any applicable withholding taxes. All remaining Public Warrant holders other than Israeli Parent, Parent and Purchaser would, without the need for further action by any Public Warrant holders not affiliated with Israeli Parent, Parent and Purchaser, receive the same price per Public Warrant as was paid in the Offer, without interest and less any applicable withholding taxes.

        In the Merger, each then issued and outstanding Share (other than Shares held by Israeli Parent, Parent and Purchaser and Shares held by stockholders who validly perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be cancelled and converted into and represent the right to receive, as merger consideration, the Share Offer Price. Each outstanding Public Warrant (other than Public Warrants held by Israeli Parent, Parent and Purchaser) will be cancelled and converted into and represent the right to receive, as merger consideration, the Public Warrant Offer Price. In the Merger, non-tendering stockholders will have appraisal rights, whereby such stockholder may receive the "fair value" of their Shares as determined by a judicial proceeding, by following the procedures required by the DGCL. Non-tendering Public Warrant holders will not have appraisal rights in the Merger. See "Certain Legal Matters; Regulatory Approvals."

        If, following consummation of the Offer, Israeli Parent, Parent and Purchaser own a number of Shares representing at least a majority of the voting power of the outstanding Shares, then, provided that the other conditions of the Merger have been satisfied or waived, Purchaser will merge with and into Perseon in a "short-form" merger pursuant to Section 251(h) of the DGCL. Under the DGCL, such a merger may be consummated without a vote of, or prior notice to, Perseon's stockholders. If Israeli Parent, Parent and Purchaser do not own a number of Shares representing at least a majority of the voting power of the outstanding Shares following consummation of the Offer, Perseon is obligated to hold a special meeting of stockholders solely for the purchase of obtaining Perseon's stockholders' approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        If the Offer is not completed for any reason (including a failure to satisfy the Minimum Share Condition or the Minimum Public Warrant Condition or failure to satisfy or waive any other condition, including the Financing Condition), Parent will review its options. These options include doing nothing, purchasing Shares or Public Warrants in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Perseon. No assurance can be given as to the price per Share or per Public Warrant that may be paid in any such future acquisition of Shares or Public Warrants, which may be higher or lower than, or the same as, the Share Offer Price or Public Warrant Offer Price. For a discussion of other actions that Israeli Parent, Parent and Purchaser may take if the Offer is not completed, see "Purpose of the Offer; Plans for Perseon."

        The board of directors of Perseon (the "Board") met on October 26, 2015 to consider the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. On the basis of factors more fully described in Perseon's Schedule 14D-9, the Board, among other things, unanimously adopted resolutions (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger on the terms and subject to the conditions set forth therein, are advisable, fair to, and in the best interests of, Perseon and Perseon's stockholders, (ii) authorizing, adopting and approving the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommending that Perseon's stockholders tender their Shares in the Offer and, if required, adopt and approve the Merger Agreement and (iv) resolving that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL.

        This Offer to Purchase includes certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Israeli Parent, Parent and Purchaser, including statements concerning Parent and Purchaser's plans with respect to the Shares and Public Warrants or actions if the Offer is not completed. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward- looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

  •
  whether the conditions to the Offer will be satisfied;

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  general economic, capital market and business conditions;

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  competitive factors in the industries and markets in which Perseon operates, and general industry trends;

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  the effect of war, terrorism or catastrophic events;

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  changes in government regulation;

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  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

  •
  the ability of Parent to execute fully on its business strategy after taking Perseon private.

        This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

        This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Perseon's stockholders or Public Warrant holders.

 THE OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares and Public Warrants validly tendered prior to the Expiration Date (as defined below) and not withdrawn in accordance with "Withdrawal Rights." The term "Expiration Date" means 11:59 p.m., New York City time, on December 7, 2015 unless and until Purchaser, in accordance with the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, expires.

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms, the satisfaction or waiver (to the extent waivable) of the Minimum Share Condition, the Minimum Public Warrant Condition and the Financing Condition, and the satisfaction or waiver of other conditions discussed in "Conditions to the Offer."

        The Merger Agreement provides that Purchaser may, but is not obligated to, extend the Offer (i) for one or more successive periods of up to 20 business days in each instance (the length of each such period to be determined by Purchaser in its sole discretion) if, at the scheduled expiration of the Offer (or any extension thereof), any of the conditions of the Offer has not been satisfied or waived by Parent or Purchaser, until the earlier to occur of (A) the date all Offer conditions are satisfied or waived or (B) January 31, 2016, and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of Nasdaq applicable to the Offer.

        Subject to the applicable rules and regulations of the SEC, Parent and Purchaser expressly reserve the right to waive any Offer Condition or to modify the terms or conditions of the Offer, except that, without the prior written consent of Perseon, Parent and Purchaser cannot do any of the following: (1) reduce the Share Offer Price, (2) change the form of consideration payable in the Offer in a manner other than by adding consideration as required or permitted by the Merger Agreement, (3) reduce the number of Shares subject to the Offer, (4) waive or change the Minimum Share Condition, (5) add conditions to the Offer that are different than or in addition to those set forth in this Offer to Purchase, (6) extend the expiration date of the Offer in a manner other than as required or permitted by the Merger Agreement or (7) otherwise modify any Offer Condition in a manner that adversely affects the holders of Shares or Public Warrants.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, which will be made in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement and making any appropriate filing with the SEC.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after our acceptance for payment for the Shares and Public Warrants) for the Shares or Public Warrants or is unable to accept Shares or Public Warrants for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares and Public Warrants on behalf of Purchaser, and such Shares and Public Warrants may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares or

Public Warrants which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

        If Purchaser decreases the percentage of Shares or Public Warrants being sought or increases or decreases the consideration to be paid for Shares or Public Warrants pursuant to the Offer, such increase or decrease will be applicable to all holders whose Shares or Public Warrants are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Shares or Public Warrants, the Offer will be extended until the expiration of such 10 business day period. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares or Public Warrants sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response.

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares or Public Warrants if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in "Conditions to the Offer." Under certain circumstances, Purchaser may terminate the Merger Agreement and the Offer.

        Parent has requested and received from Perseon a copy of Perseon's stockholder and Public Warrant holder lists and security position listings for the purpose of disseminating the Offer to stockholders and Public Warrant holders and has commenced mailing of this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and Public Warrants and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder or Public Warrant holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares or Public Warrants.

2.     Acceptance for Payment and Payment for Shares and Public Warrants

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the conditions to the Offer discussed in "Conditions to the Offer" (if waivable), Purchaser will accept for payment and will pay for all Shares and Public Warrants validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, promptly after the Expiration Date, provided that the Offer has not been terminated by such date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares or Public Warrants in order to comply in whole or in part with any applicable law. See "Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares and Public Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or Public Warrants (the "Public Warrant Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares or Public Warrants into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures discussed in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants") in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders and Public Warrant holders may be paid at different times depending upon when Share Certificates, Public Warrant Certificates, or Book-Entry Confirmations with respect to Shares or Public Warrants are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Shares and Public Warrants validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares and Public Warrants pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares and Public Warrants accepted for payment pursuant to the Offer will be made by deposit of the Share Offer Price or Public Warrant Offer Price, as applicable, therefor with the Depositary, which will act as agent for tendering stockholders and Public Warrant holders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders or Public Warrant holders whose Shares or Public Warrants have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares or Public Warrants tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Shares or Public Warrants tendered pursuant to the Offer, then, without prejudice to Purchaser's rights discussed in "Terms of the Offer," the Depositary may nevertheless retain tendered Shares or Public Warrants on behalf of Purchaser, and such Shares or Public Warrants may not be withdrawn, except to the extent that the tendering stockholders or Public Warrant holders are entitled to withdrawal rights as described in "Withdrawal Rights" and as otherwise required by Rule 14e-1(e) under the Exchange Act.

        Under no circumstances will interest on the Share Offer Price for Shares or the Public Warrant Offer Price for Public Warrants be paid, regardless of any extension of the Offer or of any delay in making such payment.

        If any tendered Shares or Public Warrants are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates or Public Warrant Certificates are submitted evidencing more Shares or Public Warrants than are tendered, Share Certificates evidencing unpurchased Shares and Public Warrant Certificates evidencing unpurchased Public Warrants will be returned, without expense to the tendering stockholders or Public Warrant holders (or, in the case of Shares or Public Warrants tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure discussed in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants," such Shares or Public Warrants will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to Parent or any direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the Shares or Public Warrants tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering stockholders or Public Warrant holders to receive payment for Shares or Public Warrants validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares and Public Warrants

        Valid Tenders.    In order for a stockholder or Public Warrant holder to validly tender Shares or Public Warrants pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either the Share Certificates evidencing tendered Shares or Public Warrant Certificates evidencing tendered Public Warrants must be received by the Depositary at such address or such Shares or Public Warrants must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder or Public Warrant holder must comply with the guaranteed delivery procedures described below. A stockholder who holds both Shares and Public Warrants must submit a separate Letter of Transmittal for each type of holding.

        The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation. The Agent's Message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares or Public Warrants that are the subject of such Book-Entry Confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant, and any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares and Public Warrants at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares or Public Warrants by causing the Book-Entry Transfer Facility to transfer such Shares or Public Warrants into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares and Public Warrants may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder or Public Warrant holder must comply with the guaranteed delivery procedure described below.

        Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if the (i) Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares or Public Warrants) of the Shares or Public Warrants tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) Shares or Public Warrants are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution," and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate or Public Warrant Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate or Public Warrant Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder, then the Share Certificate or Public Warrant Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate or Public Warrant Certificate, with the signature on such Share Certificate, Public Warrant Certificate, or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder or Public Warrant holder desires to tender Shares or Public Warrants pursuant to the Offer and the Share Certificate(s) and Public Warrant Certificate(s) evidencing such stockholder's Shares or such Public Warrant holder's Public Warrants are not immediately available, or if such stockholder or Public Warrant holder cannot deliver the Share Certificate(s), Public Warrant Certificate(s) and all other required documents to the Depositary prior to the Expiration Date, or if such stockholder or Public Warrant holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares or Public Warrants may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificate(s) or Public Warrant Certificate (s) (or a Book-Entry Confirmation) evidencing all tendered Shares or Public Warrants, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        In all cases, Shares and Public Warrants will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal is received by the Depositary.

        The method of delivery of Share Certificates, Warrant Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder or Public Warrant holder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares or Public Warrants, including questions as to the proper completion of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form of transfer of any Share Certificates or Public Warrant

Certificates, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Depositary), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder or any Public Warrants of any particular Public Warrant holder, whether or not similar defects or irregularities are waived in the case of other stockholders or Public Warrant holders. No tender of Shares or Public Warrants will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the Depositary will make reasonable efforts to notify any person of any defect in any Letter of Transmittal submitted to the Depositary.

        Other Requirements.    By executing the Letter of Transmittal as set forth above, a tendering stockholder or Public Warrant holder irrevocably appoints designees of Purchaser as such stockholder's or Public Warrant holder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's or Public Warrant holder's rights with respect to the Shares or Public Warrants tendered by such stockholder or Public Warrant holder and accepted for payment by Purchaser (including, with respect to any and all other Shares, Public Warrants, or other securities issued or issuable in respect of such Shares or Public Warrants, on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Shares or Public Warrants. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares or Public Warrants for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder or Public Warrant holder with respect to such Shares or Public Warrants (and such other Shares, Public Warrants, rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such stockholder or Public Warrant holder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares, Public Warrants, and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder or Public Warrant holder as they in their sole discretion may deem proper at any annual or special meeting of Perseon's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, or in connection with any amendment of the terms of the Public Warrants. Purchaser reserves the right to require that, in order for Shares or Public Warrants to be deemed validly tendered, immediately upon Purchaser's acceptance for payment for such Shares or Public Warrants, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, Public Warrants, or rights, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        The tender of Shares or Public Warrants pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares and Public Warrants tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares or Public Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

4.     Withdrawal Rights

        Except as otherwise provided in this Offer to Purchase, tenders of Shares or Public Warrants made pursuant to the Offer are irrevocable. Shares or Public Warrants tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and the taxpayer identification number ("TIN") of the person who tendered the Shares or Public Warrants to be withdrawn, the number of Shares or Public Warrants to be withdrawn and the name of the registered holder of such Shares or Public Warrants, if different from that of the person who tendered such Shares or Public Warrants. If Share Certificates evidencing Shares to be withdrawn or Public Warrant Certificates evidencing Public Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates or Public Warrant Certificates, the serial numbers shown on such Share Certificates or Public Warrant Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares or Public Warrants have been tendered for the account of an Eligible Institution. If Shares or Public Warrants have been tendered pursuant to the procedure for book-entry transfer as discussed in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Public Warrants.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or Public Warrants or is unable to accept Shares or Public Warrants for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares or Public Warrants and such Shares or Public Warrants may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

        Withdrawals of Shares or Public Warrants may not be rescinded. Any Shares or Public Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares or Public Warrants may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants."

        Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares or Public Warrants in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or Public Warrants or is unable to accept for payment or pay for Shares or Public Warrants pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are discussed in "Terms of the Offer" and "Conditions to the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares or Public Warrants, and such Shares or Public Warrants may not be withdrawn except to the extent tendering stockholders or Public Warrant holders are entitled to exercise, and duly exercise, withdrawal rights as described above.

5.     Certain United States Federal Income Tax Consequences

        The following is a summary of material United States federal income tax consequences of the Offer and the Merger to U.S. Holders and Non-U.S. Holders (each as defined below). The discussion is based on the provisions of the Code, final and temporary United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"). No ruling has been or will be sought or obtained from the IRS with respect to any of the United States federal income tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such challenge.

        For the purposes of this discussion, a U.S. Holder is a beneficial owner of Shares or Public Warrants that tenders Shares or Public Warrants in the Offer and has such Shares or Public Warrants accepted for payment pursuant to the Offer, or exchanges Shares or Public Warrants for cash pursuant to the Merger, and is: (i) an individual who is a United States citizen or resident for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes. If a pass-through entity, including a partnership or other entity classified as a partnership for United States federal income tax purposes, is a beneficial owner of Shares or Public Warrants, the United States federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Shares or Public Warrants is urged to consult its own tax advisor. A Non-U.S. Holder is a beneficial owner of Shares or Public Warrants that tenders Shares or Public Warrants in the Offer and has such Shares or Public Warrants accepted for payment pursuant to the Offer, or exchanges Shares or Public Warrants for cash pursuant to the Merger, and that is not a U.S. Holder or a partnership or other pass-through entity.

        This discussion applies only to U.S. Holders and Non-U.S. Holders that hold Shares or Public Warrants as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares or Public Warrants acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares or Public Warrants held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, insurance companies, United States expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

        EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

U.S. Holders

        Sale of Shares or Public Warrants.    The receipt of cash for Shares or Public Warrants pursuant to the Offer or the Merger by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder that sells Shares or Public Warrants pursuant to the Offer or receives cash in exchange for Shares or Public Warrants pursuant to the Merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares or Public Warrants sold pursuant to the Offer or exchanged in the Merger. If a U.S. Holder acquired different blocks of Shares or Public Warrants at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Shares or Public Warrants. Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares or Public Warrants for more than one year at the time of the completion of the Offer or consummation of the Merger (as applicable). In general, long-term capital gains of a non-corporate U.S. Holder (including an individual U.S. Holder) are eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

        Backup Withholding and Information Reporting.    Payments to a U.S. Holder in connection with the Offer or the Merger may be subject to backup withholding tax unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the Form W-9 included as part of the Letter of Transmittal. Backup withholding does not constitute an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or credit against the U.S. Holder's United States federal income tax liability, provided that the required information is given to the IRS in a timely manner. Each U.S. Holder should consult its tax advisor as to such U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

        Sale of Shares or Public Warrants.    Any gain realized upon the receipt of cash for Shares or Public Warrants pursuant to the Offer or the Merger by a Non-U.S. Holder will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, or if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

  •
  the Non-U.S. Holder is a nonresident alien individual that will be present in the United States for 183 days or more during the taxable year of the Offer or the Merger (as applicable), and certain other requirements are met; or

  •
  Perseon is or has been a "United States real property holding corporation" (a "USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding the Offer or the Merger (as applicable) or the Non-U.S. Holder's holding period for Shares or Public Warrants, and the Non-U.S. Holder actually or constructively holds or held, during the applicable period, more than 5% of Perseon's Common Stock.

        A Non-U.S. Holder that is described in the first bullet will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder recognizing such gain were a U.S. Holder. A Non-U.S. Holder described in the first bullet that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. A Non-U.S. Holder described in the second bullet will be subject to United States federal income tax on the gain realized at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but such tax may be offset by United States source capital losses (even though the individual is not considered a resident of the United States for United States federal income tax purposes).

        While no assurance can be provided in this regard, we believe that Perseon is not a USRPHC for United States federal income tax purposes. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If Perseon is a USRPHC, Non-U.S. Holders that are or have been a holder of more than 5% of Perseon common stock should consult a tax advisor.

        Backup Withholding and Information Reporting.    Payments to a Non-U.S. Holder in connection with the Offer or Merger may be subject to backup withholding tax unless such a Non-U.S. Holder furnishes the required certification as to its non-United States status by providing the applicable Form W-8 (a copy of which can be obtained from the Depositary) or by otherwise establishing that such Non-U.S. Holder is not subject to backup withholding. Any amount paid as backup withholding does not constitute an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or credit against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is given to the IRS in a timely manner. Each Non-U.S. Holder should consult its tax advisor as to such Non-U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.     Price Range of the Shares and Public Warrants; Dividends

        The Shares and Public Warrants are listed and traded on Nasdaq under the symbols "PRSN" and "PRSNW," respectively. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares and Public Warrants on Nasdaq, based on published financial sources. On June 23, 2015, Perseon effected a 1:10 reverse stock split. High and low stock prices for all periods have been adjusted, as necessary, to reflect the reverse stock split.

Shares	High	Low
Fiscal Year Ended August 31, 2013
First Quarter	24.10	11.50
Second Quarter	20.50	13.20
Third Quarter	18.70	9.70
Fourth Quarter	17.00	12.00
Fiscal Year Ended August 31, 2014
First Quarter	17.80	11.80
Second Quarter	14.50	10.30
Third Quarter	16.60	9.50
Fourth Quarter	11.90	5.50
Transition Period Ended December 31, 2014
First Quarter	6.70	3.50
Second Quarter (December only)	4.80	2.80
Fiscal Year Ended December 31, 2015
First Quarter	7.60	1.90
Second Quarter	5.00	1.56
Third Quarter	2.31	0.29
Fourth Quarter (through November 2, 2015)	0.76	0.27

Public Warrants	High	Low
Fiscal Year Ended December 31, 2015
Third Quarter (beginning July 30, 2015)	0.42	0.08
Fourth Quarter (through November 2, 2015)	0.11	0.02

        On October 26, 2015, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on Nasdaq was $0.27 per Share and $0.09 per Public Warrant. On November 2, 2015, the most recent practicable date prior to the commencement of the

Offer, the closing price reported on Nasdaq was $0.60 per Share and $0.025 per Public Warrant. Stockholders and Public Warrant holders are urged to obtain a current market quotation for the Shares and Public Warrants.

        The Purchaser has been advised that Perseon has not paid any dividends during the fiscal years ended August 31, 2013 or August 31, 2014, during the transition period ended December 31, 2014 or during the interim period through November 4, 2015. The Merger Agreement provides that, without Parent's prior written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the acceptance time of the Offer, Perseon may not declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to Perseon's capital stock, or declare any record date therefor.

7.     Certain Information Concerning Perseon

        General.    The following description of Perseon and its business are taken from Perseon's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and is qualified in its entirety by reference to such report.

        Perseon, formerly BSD Medical Corporation, was incorporated in the State of Delaware on July 3, 1986. In February 2015, the name was changed to Perseon Corporation. Perseon develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused microwave energy. Perseon's business objectives are to continue to commercialize its products for the treatment of cancer and to further expand its products to treat other diseases and medical conditions. Its product line for cancer therapy has been created to offer hospitals and clinics a solution for thermal treatment of cancer. It has developed extensive intellectual property and distribute its products in the United States, Europe and Asia.

        Perseon's principal offices are located at 460 West 50 North, Salt Lake City, Utah 84101 and its telephone number at such address is (801) 972-5555.

        Available Information.    Perseon is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Perseon's directors and officers, their remuneration, stock options granted to them, the principal holders of Perseon's securities, any material interests of such persons in transactions with Perseon and other matters is required to be disclosed in proxy statements distributed to Perseon's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC's website at www.sec.gov.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Perseon contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Perseon contained in such documents and records or for any failure by Perseon to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        Certain Projections.    Perseon provided Parent with certain unaudited projections concerning Perseon, which are described under "Item 4. The Solicitation or Recommendation—Certain Perseon Projections" in Perseon's Schedule 14D-9, which will be filed with the SEC and is being mailed to Perseon's stockholders and Public Warrant holders with this Offer to Purchase (the "Projections"). Parent understands from Perseon that Perseon does not, as a matter of course, publicly disclose long-term projections or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates. The Projections were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or published guidelines of the SEC regarding forward-looking statements or GAAP. The summary of the Projections included in Perseon's Schedule 14D-9 is solely to give Perseon's stockholders access to certain financial projections that were made available to the Perseon Board and SunTrust Robinson Humphrey, Inc. and are not included in the Schedule 14D-9 to influence any stockholder's decision whether to tender Shares in the Offer or for any other purpose.

        Perseon has advised Parent that the Projections necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Perseon's management and exclude, among other things, transaction-related expenses. Perseon has advised Parent that because the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Other important factors that may affect actual results and results of Perseon's operations, or could lead to the Projections not being achieved include factors that are more fully described in the risk factors described in Perseon's SEC filings, including Perseon's Transition Report on Form 10-K for the transition period ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Perseon has advised Parent that there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in Perseon's Schedule 14D-9 should not be regarded as an indication that Perseon or any of its affiliates, advisors or representatives considered or consider the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. Neither Parent nor Perseon, nor any of its or their respective affiliates, advisors, officers, directors or representatives, can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Perseon has advised Parent that it does not intend to make publicly available any update or other revision to the Projections. Neither Parent nor Perseon, nor any of its or their respective affiliates, advisors, officers, directors or representatives, has made or makes any representation to any Perseon stockholder or other person regarding the ultimate performance of Perseon compared to the information contained in the Projections or that the Projections will be achieved. Perseon has made no representation to Parent or Purchaser, in the Merger Agreement or otherwise, concerning the Projections.

8.     Certain Information Concerning the Offeror Group

        Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent. Purchaser was formed in 2015 specifically to acquire the Shares and Public Warrants and is managed and controlled by Parent as its sole stockholder.

        Parent is a Delaware corporation and a wholly-owned subsidiary of Israeli Parent, an Israeli company. The primary business of both Parent and Israeli Parent is cryotherapy solutions.

        The principal offices of Parent and Purchaser are located at 4364 Round Lake Road, Arden Hills, Minnesota 55122. The telephone number for Purchaser and Parent is (877) 639-2796. The principal office of Israeli Parent is located at Tavor Building 1, Industrial Park PO Box 224, Yokneam, 206 Israel. The telephone number for Israeli Parent is 972-4-909-3200.

        The name, present principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years of each of the directors and executive officers of Purchaser, Parent and Israeli Parent are set forth in Schedule A to this Offer to Purchase.

        None of Israeli Parent, Parent, Purchaser or, to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns any Shares or Public Warrants. Additionally, (i) no transactions in the Shares or Public Warrants have been effected during the past 60 days by Israeli Parent, Parent, Purchaser or, to the best of their knowledge, any associate or controlled subsidiary of Israeli Parent, Parent, Purchaser or any person listed in Schedule A hereto and (ii) there have been no purchases or sales of Shares or Public Warrants by Israeli Parent, Parent or Purchaser during the past two years.

        Other than the Merger Agreement and any other agreements discussed in "Background of the Offer; Past Contacts or Negotiations with Perseon," none of Perseon, or any of its affiliates, directors and executive officers have entered into any material arrangements with any member of the Offeror Group or its affiliates in the past two years.

        Financial Information.    The audited consolidated financial statements and notes thereto for Israeli Parent, as the ultimate parent of Parent and Purchaser, as of and for the years ended December 31, 2014 and December 31, 2013 are included on Schedule B to this Offer to Purchase. The unaudited condensed consolidated financial statements and notes thereto for Israeli Parent, as the ultimate parent of Parent and Purchaser, as of and for the six months ended June 30, 2015 are included on Schedule C to this Offer to Purchase.

        Israeli Parent's ratio of earnings to fixed charges was (3.11) and (3.74) as of December 31, 2014 and December 31, 2013, respectively. Israeli Parent's ratio of earnings to fixed charges was (1.96) as of June 30, 2015.

        Israeli Parent's book value per share as of December 31, 2014 was $0.02. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the weighted average number of shares of common stock outstanding.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning (800) SEC-0330. Copies of such materials may also be obtained electronically on the SEC's website at www.sec.gov.

9.     Source and Amount of Funds

        Completion of the Offer is conditioned upon obtaining financing.    Specifically, the Offer is conditioned upon Parent (either directly or through its affiliates) having received the proceeds of the Financing or Parent's (or its affiliate's) lenders and/or investors having definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and Purchaser and subject only to the satisfaction of the other conditions to the Offer (the "Financing Condition"). For purposes of this Offer, "Financing" shall be defined as definitive agreements with respect to, debt or equity financing or some combination of debt and equity financing in an aggregate amount (after taking into consideration the funds otherwise expected to be available to Parent) that is required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to pay any fees and expenses payable by Parent, Purchaser or Perseon in connection therewith.

        Parent intends to obtain Financing from a combination of debt and equity, including additional equity investments from affiliates and additional debt from current lenders. Parent does not currently have binding commitments or definitive agreements from any debt or equity sources. Parent also does not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied.

        Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger, to pay related transaction fees and expenses, and to provide working capital to the post-Merger entities will be not less than $24 million.

10.   Background of the Offer; Past Contacts or Negotiations with Perseon

        Martin J. Emerson, Chief Executive Officer of Galil, first met with Clint Carnell, Chief Executive Officer of Perseon, at the Society of Interventional Radiology meeting in Atlanta, Georgia, during the first week of March 2015. Following a discussion regarding Perseon's recent corporate changes, including the assessment of the different strategic options that Perseon had to choose from, Mr. Emerson and Mr. Carnell agreed that the concept of a transaction between Galil, or one of its affiliates, and Perseon merited further discussion and exploration. The following day, Mr. Emerson, along with a representative of Houlihan Lokey, Galil's investment banker, met with a representative from Perseon's financial advisor, SunTrust Robinson Humphrey, Inc. to discuss a potential transaction with Perseon. On March 16, 2015, Perseon and Parent entered into a Confidentiality Agreement.

        Galil was invited to meet with Perseon's management in New York City on Thursday, April 9, 2015. At this meeting Galil and Perseon shared management presentations regarding their respective companies and discussed the merits of pursuing a transaction between the two companies. In attendance from Galil were Mr. Emerson, Lisa Hayden (VP Reimbursement & CCO), Scott Youngstrom (CFO) and Richard Emmitt (Director). Representatives from Galil and Perseon agreed to exchange financial models and assess the financial viability of a transaction between the two companies. In attendance from Perseon were Mr. Carnell, William Barth (CFO) and Brian Meltzer, MD (CMO, VP Business Development). Representatives from Houlihan Lokey, acting as advisors to Galil, as well as representatives from SunTrust Robinson Humphrey, Inc., acting as advisors to Perseon, were also in attendance.

        On May 4, 2015 Galil presented a letter of interest to Perseon. At the World Conference on Interventional Oncology meeting in New York City in the first week of May 2015, Mr. Emerson and Mr. Emmitt met with Mr. Carnell and Damien Dupuy, a member of the Perseon board of directors. They discussed the clinical merits of a transaction between Galil and Perseon and their respective technologies.

        At Israeli Parent's regularly scheduled quarterly board meeting on May 7, 2015 the concept of a transaction between Galil, or one of its affiliates, and Perseon was discussed at great length. In attendance were board members Mr. Emmitt, James Thomas, Kathleen Tune and Shelly Lanning, as well as Stephen Campe, a stockholder of Israeli Parent, Mr. Youngstrom and Ms. Hayden.

        Through the month of May 2015 and into June 2015 Galil and Perseon exchanged various reverse merger proposals and concepts, including, an amended proposal from Galil to Perseon on May 15, 2015.

        As part of this process, Mr. Emerson visited the Perseon facility on May 19, 2015 for a review of Perseon's technology, as well as its sales and marketing progress. In early June 2015, Galil determined to not pursue a transaction with Perseon at that time due to Perseon's weak balance sheet, lack of liquidity and other business reasons. Active negotiations between Perseon and Galil then ceased.

        In early August 2015, Mr. Emerson re-established communication with Mr. Carnell with the goal of re-assessing a transaction between the two companies. Various scenarios were discussed, including a reverse merger and a go-private approach.

        On August 18, 2015, Mr. Youngstrom and William Barth, the Chief Financial Officer of Perseon, reviewed the financial projections that had been previously prepared by Perseon and presented to Galil in early August.

        Mr. Emerson, along with Mr. Emmitt, agreed to visit the Perseon facility in Salt Lake City on August 24-25, 2015. As a follow up to this visit, Galil invited Mr. Carnell and Brian Meltzer, the Perseon Chief Medical Officer, to present Perseon's technology and position in the marketplace at the September 10, 2015 meeting of Israeli Parent's board of directors in Stamford, Connecticut.

        Israeli Parent's board of directors held a teleconference on September 15, 2015 where it was decided that Galil would formally pursue an acquisition of Perseon in a take private acquisition.

        Galil's management team, with the support of its advisors, presented a letter of intent to the Perseon board of directors on September 21, 2015. On September 25, 2015 Galil received a counter offer from Perseon's advisors. Galil responded with another counter offer on September 26, 2015, and Perseon signed and returned the letter of intent on September 28, 2015.

        Between September 28, 2015 and October 9, 2015, Galil and Galil's advisors prepared a draft of the Merger Agreement, which was first sent to Perseon and its advisors on October 9, 2015. From October 9, 2015 through October 26, 2015, Perseon, Galil and their respective advisors negotiated the definitive Merger Agreement.

        On October 26, 2015, the boards of directors of each of Israeli Parent and Perseon met separately to discuss and approve the Offer and Merger Agreement. Subsequent to such approval by the respective boards, the definitive Merger Agreement was executed on October 26, 2015 and publicly announced on October 27, 2015.

        On November 5, Purchaser commenced the Offer.

11.   The Merger Agreement; Other Agreements

The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference. This summary of terms has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement. Capitalized terms used in this section and not otherwise defined have the meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as reasonably practicable after execution of the Merger Agreement (and in no event later than the later of the 10th calendar day after execution of the Merger Agreement and November 5, 2015). Under the terms of the Merger Agreement, the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject only to (i) the Minimum Share Condition, (ii) the Minimum Public Warrant Condition, (iii) the Financing Condition, and (iii) the other conditions set forth on Exhibit A of the Merger Agreement (together with the Minimum Share Condition, the Minimum Public Warrant Condition, and the Financing Condition, the "Offer Conditions"). Subject to the satisfaction of the Minimum Share Condition, the Minimum Public Warrant Condition, the Financing Condition, and the other Offer Conditions, the Merger Agreement provides that Purchaser will accept for payment and pay for all Shares and Public Warrants validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date (as defined below in "Terms of the Offer").

        Under the terms of the Merger Agreement, Parent and Purchaser expressly reserve the right to waive any Offer Condition or to modify the terms or conditions of the Offer, except that, without the prior written consent of Perseon, Parent and Purchaser cannot do any of the following: (1) reduce the

Share Offer Price, (2) change the form of consideration payable in the Offer in a manner other than by adding consideration as required or permitted by the Merger Agreement, (3) reduce the number of Shares subject to the Offer, (4) waive or change the Minimum Share Condition, (5) add conditions to the Offer that are different than or in addition to those set forth in this Offer to Purchase, (6) extend the expiration date of the Offer in a manner other than as required or permitted by the Merger Agreement or (7) otherwise modify any Offer Condition in a manner that adversely affects the holders of Shares or Public Warrants. Purchaser may, but is not obligated to, extend the Offer (i) for one or more successive periods of up to 20 business days in each instance (the length of each such period to be determined by Purchaser in its sole discretion) if, at the scheduled expiration of the Offer (or any extension thereof), any of the conditions of the Offer has not been satisfied or waived by Parent or Purchaser, until the earlier to occur of (A) the date all Offer conditions are satisfied or waived or (B) January 31, 2016, and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of Nasdaq applicable to the Offer.

        Tender Offer Solicitation/Recommendation.    On the date of commencement of the Offer, Perseon will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer contemplated by the Merger Agreement containing the Perseon Board Recommendation as to the fairness of the Offer and the Merger and will cause the Schedule 14D-9 to be promptly disseminated to the holders of Shares and Public Warrants.

        Directors.    Following the date that Purchaser accepts for payment the Shares tendered pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Share Condition and until the effective time of the Merger (the "Effective Time"), pursuant to the Merger Agreement, Parent is entitled to designate a number of directors, rounded up to the next whole number, to the Perseon board of directors that is equal to the product of the total number of directors on the board multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding. Parent shall be entitled to designate at least a majority of the directors on the Perseon board as long as Parent or its affiliates beneficially own a majority of the Shares of Perseon. Parent currently intends to exercise its right to appoint directors to the board of Perseon, but has not yet determined the timing or individual members to be appointed.

        To the extent that Parent's designees are elected or appointed to the Perseon board pursuant to the Merger Agreement, Perseon agreed that it will cause the board to maintain at least three directors who are currently members of the board and who are independent as required by SEC rules and regulations (the "Independent Directors"). From and after the time when designees of Parent constitute a majority of the Perseon board, and prior to the Effective Time or the earlier termination of the Merger Agreement, any amendment or termination of the Merger Agreement by Perseon, any extension by Perseon of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of Perseon's rights hereunder, will require the concurrence of a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director) if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares or Public Warrants other than Parent or Purchaser.

        The Merger.    The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into Perseon in accordance with the DGCL. At that time, the separate existence of the Purchaser will cease, and Perseon will be the surviving corporation and continue under the laws of the State of Delaware.

        At the Effective Time, the certificate of incorporation of Purchaser, as then in effect, will become the certificate of incorporation of the Surviving Corporation (except that the name of the corporation will be changed to Perseon Corporation) until thereafter changed or amended in accordance with such certificate of incorporation and applicable law, and the bylaws of Purchaser as then in effect will be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with such bylaws, the certificate of incorporation of the Surviving Corporation and applicable law.

        Following the consummation of the Offer, the obligations of Perseon, Parent and Purchaser to consummate the Merger are subject to the fulfillment or written waiver by Perseon, Parent and Purchaser of each of the following conditions:

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  the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding Shares, if and to the extent required by the DGCL; and

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  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect and has the effect of enjoining or otherwise preventing the consummation of the Merger.

        Conversion of Capital Stock.    Under the terms of the Merger Agreement, at the Effective Time:

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  Shares issued and outstanding prior to the Effective Time (other than Shares held by a holder who exercises appraisal rights with respect to the Shares or as described below) will be converted into the right to receive the Share Offer Price, without interest;

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  Shares held by Israeli Parent, Parent or Purchaser will be cancelled without consideration; and

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  Each issued and outstanding share of Purchaser will be converted into one share of common stock of the Surviving Corporation and will constitute the Surviving Corporation's only issued and outstanding shares of capital stock.

        After the Effective Time, the Shares will be canceled, and the holders of Certificates or Book-Entry Shares that immediately prior to the Effective Time represented Shares will cease to have any rights with respect to the Shares other than the right to receive, upon the surrender of the Certificates or Book-Entry Shares, the Share Offer Price, without interest and subject to any applicable withholding taxes. At or prior to the Effective Time, Parent or Purchaser has agreed to deposit with the Depositary the aggregate consideration to be paid to holders of Shares in the Merger.

        Dissenting Shares.    Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who is entitled to demand and properly demands appraisal of such Shares (pursuant to, and who complies in all respects with, Section 262 of the DGCL (the "Appraisal Rights")), shall not be converted into or represent the right to receive the Share Merger Consideration for such Shares but instead shall be entitled to payment of the fair value (including interest) of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder's Shares shall cease and such Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Share Merger Consideration, without interest thereon.

        Treatment of Options.    Immediately prior to the Effective Time, all unexpired and unexercised outstanding Options to purchase Shares granted pursuant to Perseon's equity compensation plans or otherwise will vest in full and become fully exercisable, and the Options will be cancelled at the Effective Time in consideration for the right to receive a cash payment equal to the total number of Shares previously subject to the Option, multiplied by the amount by which the Share Offer Price exceeds the exercise price per Share of the Option, less any applicable withholding taxes. If the exercise price per Share of any such option is equal to or greater than the per share Share Merger Consideration, the Option will be canceled without any cash payment.

        Treatment of Public Warrants.    Upon consummation of the Offer, the Purchaser, as the holder of greater than 65% of the Public Warrants, will, as promptly as practicable, cause the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to be amended to permit the Public Warrants to be cancelled and converted into the right to receive consideration in the amount of $0.02 per Public Warrant in connection with the Merger. Each Public Warrant outstanding immediately prior to the Effective Time, other than Public Warrants held by Israeli Parent, Parent or Purchaser, will be cancelled by virtue of this amendment and converted into the right to receive the Public Warrant Merger Consideration. As of the Effective Time, all Public Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Public Warrant Merger Consideration to be paid, if any.

        Treatment of Non-Public Warrants.    Concurrently with the Offer, but as separately negotiated transactions, Parent and Purchaser will negotiate with each holder of a Non-Public Warrant for the termination of such Non-Public Warrants in exchange for the Non-Public Warrant Consideration.

        Merger Without a Meeting of Stockholders; Stockholders' Meeting.    Parent, Purchaser and Perseon have agreed to cause the Merger to become effective, in accordance with Section 251(h) of the DGCL, or any other provision of the DGCL that may be applicable, as promptly as practicable without a meeting of Perseon's stockholders, if Parent, Purchaser, and their respective subsidiaries own at least at least a majority of the voting power of the then outstanding Shares following consummation of the Offer.

        If a meeting of Perseon's stockholders is required to complete the Merger, Perseon has agreed, as promptly as practicable after consummation of the Offer, to call and hold a meeting of its stockholders in consultation with Parent for the purpose of voting upon the adoption of the Merger Agreement. Perseon has also agreed to prepare and file with the SEC a proxy statement relating to the stockholders' meeting to be held to consider the adoption of the Merger Agreement.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Perseon to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Perseon. The representations and warranties in the Merger Agreement were the product of negotiations among Perseon, Parent and Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties are subject to waiver by the parties to the Merger Agreement without notice.

        In the Merger Agreement, Perseon has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

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  corporate matters related to Perseon, such as organization, standing, and qualification;

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  its capitalization;

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  the authorization and validity of the Merger Agreement, including power and authority and approval by the Board;

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  the inapplicability of state takeover statutes and provisions of governance documents prohibiting the transactions contemplated by the Merger Agreement;

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  required consents and regulatory approvals, and no conflicts with or defaults or violations of laws, governance documents or agreements;

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  compliance with laws and permits;

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  financial statements and public SEC filings;

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  internal controls and compliance with the Sarbanes-Oxley Act;

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  conduct of business and the absence of a Material Adverse Effect on Perseon;

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  the absence of undisclosed liabilities;

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  the absence of litigation;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor matters;

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  intellectual property;

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  taxes;

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  real and personal property;

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  material contracts;

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  insurance;

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  environmental matters;

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  information in the Offer documents, Schedule 14D-9 and proxy statement, if any, filed with the SEC;

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  receipt of an opinion of its financial advisor;

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  brokers' fees and expenses;

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  fees payable to its legal or financial advisors;

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  related party transactions; and

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  absence of additional representations and warranties.

        Certain of Perseon's representations and warranties are qualified as to materiality or "Material Adverse Effect." "Company Material Adverse Effect" with respect to Perseon means any event, change, circumstance, occurrence, effect or state of facts that (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Perseon, except for any event, change, circumstance, occurrence, effect or state of facts (1) generally affecting the industry in which Perseon operates, or the economy or the financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (3) any natural disasters, (4) reflecting or resulting from changes in laws or generally accepted accounting practices, (5) any failure by Perseon to meet any estimates or projections in revenues, earnings, cash or liquidity or other financial projections, or (6) the announcement of the transactions contemplated by this agreement, provided that, with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse (relative to other industry participants) to Perseon, or (b) materially impairs the ability of Perseon to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or would reasonably be expected to do so. Additionally, Material Adverse Effect includes any violation of Law before or after the date of the Merger Agreement for which the remedy could reasonably be expected to have an adverse effect on the business of Perseon, that has not been previously publicly.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Perseon with respect to, among other things:

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  corporate matters, such as organization, standing, power and authority;

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  the validity of the Merger Agreement and due authorization;

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  required consents and regulatory approvals, and no conflicts with or defaults or violations of laws, governance documents or agreements; and

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  information in the Offer Documents, Schedule 14D-9 and proxy statement, if any.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or "Parent Material Adverse Effect." For purposes of the Merger Agreement, a "Parent Material Adverse Effect" with respect to Parent or Purchaser means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Purchaser to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

        The representations and warranties in the Merger Agreement will not survive the Effective Time.

        Conduct of Business of Perseon Pending the Merger.    Under the terms of the Merger Agreement, Perseon agreed that, prior to the Effective Time or the earlier termination of the Merger Agreement, except as may be required by law, with the prior written consent of Parent (not to be unreasonably withheld or delayed) or as may be expressly permitted pursuant to the Merger Agreement, Perseon will (i) conduct business in the ordinary course of business consistent with past practice, and (ii) use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and current relationships of Perseon with customers, suppliers, licensors, licensees, distributors and other persons with whom Perseon has business dealings.

        Additionally, until the Effective Time, or if earlier, the termination of the Merger Agreement, Perseon agreed that it would

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  maintain its assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

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  promptly repair, restore or replace all assets and properties in the ordinary course of business consistent with past practice;

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  upon any damage, destruction or loss to any of its assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof;

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  comply in all material respects with all applicable Laws;

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  take all actions necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Permits;

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  notify Parent in writing of the commencement of any action, suit, claim, investigation or other like proceeding by or against Perseon;

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  if Parent gives Perseon written notice not less than five Business Days prior to the Closing Date, take all necessary corporate action to terminate the Company's 401(k) plan (the "401(k) Plan") effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent provides such notice to Perseon, Perseon shall provide Parent with evidence that the Board has adopted resolutions to terminate the 401(k) Plan, effective as of the date immediately preceding the Closing Date;

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  pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices;

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  prior to the Effective Time, Perseon shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Options setting forth each holder's rights pursuant to the respective Company Stock Plan, stating that such Options shall be treated in the manner set forth in the Merger Agreement; and

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  Perseon shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of an Option or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by Perseon shall have any rights to acquire, or other rights in respect of, the capital stock of Perseon, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by the Merger Agreement in cancellation and settlement thereof.

        Moreover, until the Effective Time, or if earlier, the termination of the Merger Agreement, Perseon agreed that, other than as disclosed to Purchaser in Perseon's Disclosure Letter, it will not, and will not permit its subsidiaries to, directly or indirectly:

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  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Perseon to its parent that does not trigger material Tax liability;

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  purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Perseon or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests;

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  split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

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  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of capital stock of Perseon on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Options outstanding on October 26, 2015 in accordance with their terms as in effect on such date);

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  amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

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  directly or indirectly acquire or agree to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof;

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  directly or indirectly acquire or agree to acquire any assets that are otherwise material to Perseon and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

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  directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

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  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

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  incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness;

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  make any loans, advances or capital contributions to, or investments in, any other Person, other than Perseon or any direct or indirect wholly owned Subsidiary of Perseon;

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  except as set forth on Perseon's Disclosure Letter, incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that individually is in excess of $50,000, or in the aggregate are in excess of $200,000;

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  pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Perseon and its Subsidiaries included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

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  cancel any material indebtedness;

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  waive, release, grant or transfer any right of material value;

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  modify, amend, terminate, cancel or extend any Material Contract or enter into any Contract that if in effect on the date of the Merger Agreement would be a Material Contract;

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  commence any Action (other than an Action as a result of an Action commenced against Perseon or any of its Subsidiaries), or compromise, settle or agree to settle any material Action (including any Action relating to this Agreement or the transactions contemplated hereby);

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  change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

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  settle or compromise any material liability for Taxes, amend any material Tax Return, enter into any material Contract with or request any material ruling from any Governmental Entity relating to Taxes, make, change or revoke any material Tax election, change any method of accounting for Tax purposes, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, take any other action to materially impair (other than through actual utilization or in the ordinary course of business consistent with past practice) any tax asset reflected in Perseon SEC Documents filed most recently prior to the date of the Merger Agreement, extend or waive any statute of limitations with respect to Taxes, or surrender any claim for a material refund of Taxes;

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  change its fiscal or tax year;

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  grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees that are not officers);

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  grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein;

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  pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof;

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  adopt or enter into any collective bargaining agreement or other labor union contract;

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  take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract;

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  adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law; provided, however, that the foregoing provisions shall not apply to any "at will" offer letters or employment agreements (not containing severance obligations or other guaranteed payments) with non-officer employees hired in the ordinary course of business consistent with past practice;

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  fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Perseon and its Subsidiaries as currently in effect;

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  renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Perseon or any of its Subsidiaries;

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  waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Perseon or any of its Subsidiaries is a party;

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  enter into any new line of business outside of its existing business;

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  enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $50,000;

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  knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

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  create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted by the Merger Agreement);

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  modify the standard warranty terms for products sold by Perseon or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to Perseon;

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  allow any of Perseon's Intellectual Property rights relating to Perseon's existing products or products currently under development to be disclosed, other than under appropriate non-disclosure agreements, abandoned, or otherwise to lapse or become unavailable to Perseon on the same terms and conditions as such rights were available to Perseon as of the date of this Agreement;

  •
  enter into any distribution, marketing or sales agency agreements; enter into any commitment to any person to enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Parent or its Affiliates; sell, license, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices; or grant "most favored nation" pricing to any Person;

  •
  enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

  •
  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

  •
  knowingly take any action that would result in a failure to maintain trading of the Shares on NASDAQ;

  •
  take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any condition to the Merger not being satisfied; or

  •
  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        No Solicitation.    Perseon agreed that it would, and would cause its Subsidiaries to, cease immediately and cause to be terminated, and not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Perseon or any of its Subsidiaries that was furnished by or on behalf of Perseon and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

        Additionally, Perseon agreed that it would not, and would cause its Subsidiaries not to, and would not authorize or permit its and its Subsidiaries' Representatives to:

  •
  directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal

  •
  conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Perseon or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of Perseon or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal

  •
  amend or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to any class of equity securities of Perseon or any of its Subsidiaries or approve any transaction under, or any third party becoming an "interested stockholder" under, Section 203 of the DGCL; or

  •
  enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a "Company Acquisition Agreement")

        Moreover, neither the Perseon Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation, or recommend a Takeover Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a "Company Adverse Recommendation Change").

        Notwithstanding the restrictions described above, prior to the Acceptance Time or the earlier termination of the Merger Agreement, the Perseon Board, directly or indirectly through any Representative, may, subject to providing Parent with prior written notice, (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Perseon Board has determined in good faith, after consultation with outside legal and financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to Perseon or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders Perseon to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Perseon Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Perseon Board to be in breach of its fiduciary duties under applicable Law.

        The Merger Agreement also requires Perseon to promptly as practicable (and in any event, within 24 hours) notify Parent following receipt by Perseon of any Takeover Proposal, which notification shall include the material terms and conditions thereof and the identity of the Person making such Takeover Proposal, and Perseon must keep Parent reasonably informed on a prompt basis of the status and material terms of any such Takeover Proposal, indication or request.

        Notwithstanding the above, at any time prior to the Acceptance Time or the earlier termination of the Merger Agreement, the Perseon Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if:

  •
  Perseon promptly notifies Parent, in writing, at least two Business Days (the "Notice Period") before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Perseon has received a Takeover Proposal, that the Perseon Board intends to declare a Superior Proposal and the reasons therefor, and that the Perseon Board intends to make a Company Adverse Recommendation Change and/or Perseon intends to enter into a Company Acquisition Agreement;

  •
  Perseon attaches to such notice the most current versions of the proposed agreement and any other relevant transaction documents (which versions shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal;

  •
  Perseon shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two Business Days remains in the Notice Period subsequent to the time Perseon notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and

  •
  the Perseon Board determines in good faith, after consulting with outside legal and financial advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of the Merger Agreement.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Takeover Proposal" shall mean a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Purchaser) relating to any (a) direct or indirect acquisition of assets of Perseon or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of Perseon's consolidated assets or to which fifteen percent (15%) or more of Perseon's net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more or more of the voting equity interests of Perseon, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of Perseon, (d) merger, consolidation, other business combination or similar transaction involving Perseon or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of Perseon, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Perseon or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Perseon.

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  "Superior Proposal" shall mean any unsolicited bona fide written Takeover Proposal that the Perseon Board determines in good faith (after consultation with outside legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal, and which is not subject to any financing condition or, if financing is required, such financing is then fully committed, is (A) more favorable from a financial point of view to the holders of Perseon common stock than the transactions contemplated by the Merger Agreement and (B) is reasonably likely to be completed on the terms proposed on a timely basis; provided, that, for purposes of the definition of "Superior Proposal" references in the term "Takeover Proposal" to "15%" shall be deemed to be references to "80%.".

        Nothing contained in the Merger Agreement shall prevent the Perseon Board from disclosing to Perseon's stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Takeover Proposal, if Perseon determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

        Commercially Reasonable Efforts; Consents and Approvals.    Each of Perseon, Parent and Purchaser has agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all required consents, approvals or waivers, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, and making all necessary registrations, declarations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resisting and contesting any Action, including administrative or judicial Action, and seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the Merger Agreement and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of the Merger Agreement.

        Indemnification and Insurance.    Parent and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors and officers of Perseon as provided in the Perseon Certificate of Incorporation Bylaws or employment agreements as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for a period of six years after the Effective Time with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

        Additionally, for a period of six years after the Effective Time, Parent has agreed to cause to be maintained in effect Perseon's current directors' and officers' liability insurance covering each Person currently covered by Perseon's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time, provided that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Perseon's existing policies as of the date hereof or (ii) request that Perseon obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or Perseon be required to pay aggregate premiums for insurance in excess of 300% of the amount of the aggregate premiums paid by Perseon for fiscal year 2015 for such purpose, it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

        Termination.    The Merger Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, in accordance with the following:

  •
  by mutual written consent of Parent and Perseon;

  •
  by either Parent or Perseon:

  •
  if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action; or

  •
  if Purchaser shall not have accepted for payment and paid for Shares and Public Warrants pursuant to the Offer on or before January 31, 2016; the Offer shall have expired or been terminated in accordance with its terms without Purchaser having purchased any Shares or Public Warrants pursuant thereto; or Purchaser shall have failed to commence the Offer within 30 days after the date of the Merger Agreement; provided, that a party shall not have the right to terminate the Merger Agreement pursuant to this section if such failure to accept for payment and pay for Shares and Public Warrants, to purchase Shares and Public Warrants or to commence the Offer is due to such party's material breach of the Merger Agreement.

  •
  by Parent, at any time prior to the purchaser of Shares and Public Warrants pursuant to the Offer (the "Acceptance Time"):

  •
  if Perseon shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Perseon shall have become untrue, which breach or failure to perform or to be true, individually or in the aggregate would result in the failure of an Offer Condition or of any of the conditions precedent to Closing and cannot be or has not been cured by the earlier of January 31, 2016 and 30 days after the giving of written notice to Perseon of such breach or failure;

    •
    if the Perseon Board (or any committee thereof) effects an Adverse Recommendation Change, Perseon or the Perseon Board (or any committee thereof) shall approve or recommend, or cause or permit Perseon to enter into, a Company Acquisition Agreement relating to a Takeover Proposal, Perseon fails to reaffirm (publicly, if so requested by Parent) the Perseon Board recommendation within 15 days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Perseon or the Person making such Takeover Proposal, Perseon shall have breached certain obligations related to non-solicitation and Adverse Recommendation Changes or Perseon or the Perseon Board (or any committee thereof) shall publicly announce any of the foregoing actions; or

    •
    the Minimum Share Condition and Minimum Public Warrant Condition shall not have been satisfied prior to the expiration of the Offer;

  •
  by Perseon, prior to the Acceptance Time:

  •
  if Purchaser shall have failed to commence the Offer on or prior to the date provided in the Merger Agreement or consummate the Offer in accordance with the terms of the Merger Agreement; provided, that Perseon shall have no right to terminate the Merger Agreement if Purchaser's failure to commence the Offer is due primarily to Perseon's material breach of this Agreement;

  •
  if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, which breach or failure to perform or to be true, individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect and cannot be or has not been cured by the earlier of January 31, 2016 and 30 days after the giving of written notice to Parent of such breach or failure; or

  •
  if the Company shall have received a Superior Proposal; the Company shall have complied in all material respects with its obligations with respect to such Superior Proposal; to the extent permitted by and effected in accordance with the Merger Agreement, the Board of Perseon approves, and Perseon concurrently with the termination of the Merger Agreement, enters into, such Company Acquisition Agreement with respect to such Superior Proposal; and prior to or concurrently with such termination, Perseon pays to the Parent the Termination Fee.

        Effects of Termination and Termination Fees.    If the Merger Agreement is terminated, written notice will be given to the other party or parties specifying the provision of the Merger Agreement to which termination is made, and the Merger Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Purchaser or Perseon. However, certain provisions of the Merger Agreement will survive and remain in full force and effect and nothing in the Merger Agreement will relieve any party from liability or damages resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        Company Termination Fee and Reimbursement of Parent Expenses.    In the event that, (i) a Takeover Proposal (whether or not conditional) or intention to make a Takeover Proposal (whether or not conditional) shall have been made directly to the stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is thereafter terminated by Perseon or Parent due to a failure to complete the Offer or by Parent due to Perseon's breach or failure to perform any of its representations, warranties, covenants or agreements and (C) within 12 months after the date of such termination a transaction in respect of a Takeover

Proposal is consummated, which need not be the same Takeover Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to "15%" in the definition of "Takeover Proposal" shall be deemed to be a reference to "50%") or (ii) this Agreement is terminated by Parent based on an Adverse Recommendation Change by Perseon or by Perseon due to receipt of a Superior Proposal (each in accordance with the terms of the Merger Agreement), Perseon shall pay to Parent a one-time termination fee of $424,000 (the "Termination Fee"), plus the amount of Parent Expenses actually incurred by Parent or Purchaser prior to termination in an amount not to exceed $250,000.

        In the event that the Merger Agreement is terminated by Parent due to Perseon's breach or failure to perform any of its representations, warranties, covenants or agreements under circumstances in which the Termination Fee is not then payable, then Perseon shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all reasonable out-of-pocket fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, up to a maximum amount of $250,000, provided that payment by Perseon of such expenses shall not relieve Perseon of any subsequent obligation to pay the Termination Fee.

        Perseon will pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after demand or, if applicable, upon the execution of a definitive agreement with respect to submission to the stockholders of, or consummation of, any transaction contemplated by a Takeover Proposal. In no event will Perseon be obligated to pay the Termination Fee on more than one occasion. In addition, both Parent and Purchaser acknowledged and agreed that in the event Parent is entitled to receive the Termination Fee pursuant to the Merger Agreement, the right of Parent to receive such amount will constitute each of the Parent's and Purchaser's sole and exclusive remedy for any termination of the Merger Agreement regardless of the circumstances giving rise to such termination.

        Parent Termination Fee.    If Perseon terminates the Merger Agreement due to Purchaser's failure to obtain commitments from persons represented by Affiliates of Parent (serving on Israeli Parent's Board of Directors) to provide at least $5 million of equity financing to Parent or Purchaser for the Offer on terms at least as favorable to Parent or Purchaser, as applicable, as those offered by any other arms-length provider of at least $5 million in equity financing for the Offer, provided that Parent and Purchaser have received (either directly or through its Affiliates) a minimum of $19 million of additional financing plus any amounts, if any, necessary to refinance existing debt of Parent, Israeli Parent or the Company in connection with such additional financing, with the acceptableness of such additional financing being at the sole discretion of Parent, Parent shall pay Perseon a termination fee of $250,000 (the "Reverse Termination Fee"). In the event that the Merger Agreement is terminated by Perseon due to Parent or Purchaser's breach or failure to perform any of its representations, warranties, covenants or agreements under circumstances in which the Reverse Termination Fee is not then payable, then Parent shall reimburse Perseon and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, up to a maximum amount of $250,000, provided that payment by Parent of such expenses shall not relieve Parent of any subsequent obligation to pay the Reverse Termination Fee.

        Parent will pay to Perseon the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Perseon, within 2 Business Days after demand. In no event will Parent be obligated to pay the Reverse Termination Fee on more than one occasion. In addition, Perseon acknowledged and agreed that in the event Perseon is entitled to receive the Reverse Termination Fee pursuant to the Merger Agreement, the right of Perseon to receive such amount will constitute Perseon's sole and exclusive remedy for any termination of the Merger Agreement regardless of the circumstances giving rise to such termination.

        Expenses.    Except as otherwise specifically provided in the Merger Agreement, all fees, costs and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees, costs and expenses.

Letter of Intent

        On September 28, 2015, Perseon and Parent entered into a Letter of Intent (the "LOI") dated September 26, 2015. Under the LOI, Parent is subject to certain customary "standstill" provisions that prevent Parent from taking certain actions unless requested by Perseon or in connection with the Transaction with Perseon commencing on September 26, 2015 and ending on the earliest to occur of: (a) March 26, 2016, or (b) the date on which Perseon enters into a definitive agreement with respect to, or publicly announces that Perseon plans to enter into, a transaction involving all or a controlling portion of Perseon's equity securities or all or substantially all of Perseon's assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise). Actions prohibited during the standstill period without the prior written approval of the board of directors of Perseon include: (i) making any statement or proposal to the Perseon board, any of Perseon's representatives, or any of any of Perseon's stockholders or making any public announcement, proposal or offer with respect to, or otherwise solicit, seek or offer to effect any (A) business combination, consolidation, merger, tender offer or exchange offer, (B) restructuring, recapitalization, liquidation or similar transaction involving Perseon, (C) acquisition of any of Perseon's loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of Perseon's loans, debt securities, equity securities or assets, or (D) proposal to seek representation on the Perseon board, (ii) instigating, encouraging or assisting any third party to take any of the foregoing actions, (iii) taking any action that would reasonably be expected to require Perseon to make a public announcement regarding any of the foregoing actions and (iv) offering to acquire, or acquiring any loans, debt securities, equity securities or assets of Perseon, or rights or options to acquire interests in any of Perseon's loans, debt securities, equity securities or assets, voting securities or indebtedness of Perseon or rights or options to acquire interests in any voting securities or indebtedness of Perseon, except that Parent may beneficially own up to 4.99% of each class of Perseon's outstanding loans, debt securities and equity securities and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by Perseon. Under the LOI, Parent agreed, among other things, to keep all non-public information concerning Perseon confidential (subject to certain exceptions) and to use such information solely for the purpose of evaluating a possible transaction between Perseon and Parent or one or more of its affiliates.

        Perseon is also subject to certain exclusivity provisions under the LOI. Perseon agreed that for a period of thirty calendar days from the date of the LOI (the "Exclusivity Period"), neither Perseon nor its officers and directors would, and Perseon would not direct its employees, agents and affiliates to, take any action to encourage, solicit the submission of, or entertain inquiries, proposals, or offers from any person or entity (other than Parent), or otherwise provide confidential information to or engage in discussions with any person or entity (other than Parent), relating to a proposed sale of Perseon. Perseon agreed to terminate any ongoing discussions with third parties and to disclose to Parent the existence of and terms of any inquiries, proposals or offers received from any person or entity during the Exclusivity Period.

        The foregoing is a summary of the material provisions of the LOI and is qualified in its entirety by reference to the full text of the LOI, a copy of which is filed as an exhibit to the Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference.

Confidentiality Agreement

        On March 16, 2015, Perseon and Parent entered into a Mutual Confidentiality Agreement (the "Confidentiality Agreement"). Under the Confidentiality Agreement, Parent agreed, among other things, to keep all non-public information concerning Perseon confidential (subject to certain exceptions) and to use such information solely for the purpose of evaluating a possible transaction between Perseon and Parent or one or more of its affiliates.

        The foregoing is a summary of the material provisions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which is filed as an exhibit to the Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for Perseon

        The purpose of the Offer is twofold. First, Parent intends to acquire direct and indirect ownership of 100% of the outstanding Shares and, accordingly, participate in 100% of the earnings and growth in value, if any, of Perseon. Second, Purchaser intends to acquire at least 65% of the Public Warrants, so that Purchaser can cause the amendment of the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to permit them to be cancelled and converted into the right to receive consideration in connection with the Merger.

        If the Offer is completed, in accordance with the terms of the Merger Agreement, the Purchaser, as the holder of at least 65% of the Public Warrants, will, as promptly as practicable, cause the warrant agreement with OTC Stock Transfer, Inc., as warrant agent, governing the Public Warrants to be amended to permit the Public Warrants to be cancelled and converted into the right to receive consideration in the amount of $0.02 per Public Warrant in connection with the Merger. As promptly as reasonably practicable after completion of the Offer, Parent will then cause the second-step merger of Purchaser and Perseon in accordance with Section 251(h) of the DGCL or any other provision of the DGCL that may be applicable (the "Merger") in which all remaining stockholders and Public Warrant holders other than Israeli Parent, Parent and Purchaser would, without the need for further action by such stockholders or Public Warrant holders, receive the same price per Share or per Public Warrant as was paid in the Offer, without interest, and less any applicable withholding taxes. In the Merger, each then issued and outstanding Share (other than Shares held by Israeli Parent, Parent and Purchaser and Shares held by stockholders who validly perfect their appraisal rights under the DGCL) will be converted into and represent the right to receive the Share Offer Price. Each outstanding Public Warrant would be cancelled and (other than Public Warrants owned by Israeli Parent, Parent and Purchaser) converted into and represent the right to receive, as merger consideration, the Public Warrant Offer Price. In connection with the Merger, non-tendering stockholders will have appraisal rights, whereby such stockholders may receive the "fair value" of their Shares as determined by a judicial proceeding, by following the procedures required by the DGCL.

        If Israeli Parent, Parent and Purchaser do not own a number of Shares representing at least a majority of the voting power of the outstanding Shares following consummation of the Offer, Perseon is obligated to hold a special meeting of stockholders solely for the purpose of obtaining Perseon's stockholders's approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        In the Merger, Purchaser would merge with and into Perseon, with Perseon continuing as the surviving corporation. Upon the completion of the Merger, Parent would own 100% of the shares of Perseon.

        In connection with the Offer and the Merger, Parent expects to review Perseon and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Offer and the Merger in order to best organize the activities of Perseon. In particular, in connection with the Merger, the certificate of incorporation and bylaws of Purchaser will become the certificate of incorporation and bylaws of Perseon, as the surviving corporation in the Merger. Additionally, Parent plans to change the Board prior to the Merger pursuant to its rights under the Merger Agreement by electing persons as directors of Perseon who may include employees or officers of Purchaser or its affiliates. Parent has not yet determined the timing or the individual members to be appointed. Parent may also consider material changes in the present dividend policy, indebtedness and capitalization of Perseon, and Parent may consider pursuing acquisition opportunities through Perseon and may take actions to achieve potential scale efficiencies.

        Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in Perseon business, corporate structure, certificate of incorporation, bylaws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing Perseon to pay a special or extraordinary dividend to the extent permitted by applicable law. Parent intends to retain the Shares acquired pursuant to the Offer and the Merger. The Public Warrants acquired by Purchaser pursuant to the Offer will be cancelled in connection with the Merger.

        Except as otherwise described in this Offer to Purchase, Israeli Parent, Parent and Purchaser have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Perseon, (ii) any purchase, sale or transfer of a material amount of assets of Perseon, (iii) any material change in Perseon's present dividend rate or policy or the indebtedness or capitalization of Perseon, or (iv) any other material change in Perseon's corporate structure or business.

        If the Offer is not completed because the Minimum Share Condition or Minimum Public Warrant Condition is not satisfied or because another condition, including the Financing Condition, is not satisfied or waived, Israeli Parent, Parent and Purchaser will reevaluate the acquisition of Shares and Public Warrants.

        In particular, Israeli Parent, Parent and Purchaser may consider, among other things:

  •
  not taking any action at that time, including not purchasing any additional Shares or Public Warrants;

  •
  purchasing Shares or Public Warrants in the open market or in privately negotiated transactions;

  •
  making a new tender offer; and

  •
  consummating a merger or other business combination with Perseon, subject to compliance with applicable law.

        If Israeli Parent, Parent and Purchaser were to pursue any of these alternatives, it might take considerably longer for the stockholders or Public Warrant holders of Perseon that are unaffiliated with the Offeror Group to receive any consideration for their Shares or Public Warrants (other than through sales in the open market or otherwise) than if they had tendered their Shares or Public Warrants in the Offer. Any such transaction could result in proceeds per Share to the stockholders or per Public Warrant to the Public Warrant holders of Perseon unaffiliated with the Offeror Group that are more or less than, or the same as, the Share Offer Price or Public Warrant Offer Price or could cause the trading price of the Shares or Public Warrants to increase, decrease or be unchanged.

13.   Effects of the Offer

        Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or less than or the same as the Share Offer Price.

        Market for the Public Warrants.    The purchase of Public Warrants by Purchaser pursuant to the Offer will reduce the number of holders of Public Warrants and the number of Public Warrants that might otherwise trade publicly and, depending upon the number of Public Warrants so purchased, could adversely affect the liquidity and market value of the remaining Public Warrants held by the public. Purchaser cannot predict whether the reduction in the number of Public Warrants that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Public Warrants or whether it would cause future market prices to be greater or less than or the same as the Public Warrant Offer Price.

        Stock Listing.    The Shares and Public Warrants are listed on Nasdaq. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider delisting the Shares from Nasdaq if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of beneficial holders of round lots of Shares falls below 300, (iii) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (v) the minimum bid price for the Shares over a 30 consecutive business day period is less than $1 or (vi) (A) Perseon has shareholders' equity of less than $2.5 million, (B) the market value of Perseon's listed securities is less than $35 million over a 30 consecutive business day period and (C) Perseon's net income from continuing operations is less than $500,000 for the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held by officers or directors of Perseon, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. Nasdaq would consider delisting the Public Warrants from Nasdaq, if, among other possible grounds, (i) the Shares are delisted or (ii) there are fewer than two active and registered market makers in the Public Warrants.

        According to Perseon, as of October 26, 2015, there were 9,766,323 Shares issued and outstanding and 13,225,000 Public Warrants, representing 13,225,000 Shares on a fully-diluted basis. If, as a result of the purchase of Shares and Public Warrants pursuant to the Offer or otherwise, the Shares and Public Warrants are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares and Public Warrants will be adversely affected.

        If Nasdaq were to delist the Shares and Public Warrants, it is possible that the Shares and Public Warrants would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and Public Warrants and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares or the Public Warrants on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares and Public Warrants that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or Public Warrants or whether it would cause future market prices to be greater or lesser than, or the same as, the Share Offer Price or Public Warrant Offer Price.

        Exchange Act Registration.    Perseon's common stock and Public Warrants are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application of Perseon to the SEC, if the Shares and Public Warrants are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Perseon to its stockholders and to the SEC in respect of Perseon common stock and Public Warrants and would make certain provisions of the Exchange Act no longer applicable to Perseon, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of Perseon and persons holding "restricted securities" of Perseon to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. Purchaser currently intends to seek the delisting of Perseon common stock and Public Warrants from Nasdaq and to cause Perseon to terminate the registration of the common stock and Public Warrants under the Exchange Act as soon as practicable after consummation of the Merger if the requirements for such delisting and termination of registration are met.

        Margin Regulations.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of Perseon's common stock under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

14.   Dividends and Distributions

        The Merger Agreement provides that from the date of execution of the Merger Agreement until the earlier of (i) the valid termination of the Merger Agreement, or (ii) the Effective Time, Perseon will not:

  (a)
  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Perseon to its parent that does not trigger material Tax liability;

  (b)
  purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Perseon or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests; or

  (c)
  split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests.

        If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Perseon, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Share Offer Price and Public Warrant Offer Price shall be equitably adjusted, without duplication, to reflect such change

15.   Conditions to the Offer

        For purposes of this section, capitalized terms used but not defined will have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for any Shares or Public Warrants tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

  (a)
  prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Parent or any of its Subsidiaries, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that Perseon would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise) (the "Minimum Share Condition")

  (b)
  prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Public Warrants (excluding Public Warrants tendered by guaranteed delivery for which the underlying Public Warrants have not been received) that would represent at least sixty-five percent (65%) of the outstanding Public Warrants on the date of purchase (the "Minimum Public Warrant Condition");

  (c)
  (A) Parent (either directly or through its Affiliates) shall not have received the proceeds of the Financing or (B) Parent's (or its Affiliate's) lenders and/or investors shall not have definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and the Merger Sub and subject only to the satisfaction of the other Offer Conditions (the "Financing Proceeds Condition");

  (d)
  prior to the expiration of the Offer, the applicable waiting period under any foreign antitrust filings in respect of the transactions contemplated by this Agreement shall not have expired or been terminated

  (e)
  prior to the expiration of the Offer, there shall not have been agreements entered into with the holders of the Non-Public Warrants to terminate such Non-Public Warrants in exchange for the Non-Public Warrant Consideration;

  (f)
  the Company shall have not received written letters of resignation from each of the current members of the Board of Directors of the Company, other than the three Independent Directors, and each Subsidiary, in each case effective at the consummation of the Offer; or

  (g)
  at any time on or after the date of this Agreement and before or at the time of the acceptance of such Shares for payment or the payment therefor, any of the following conditions shall exist:

  (i)
  there shall be pending or threatened any Action by any Governmental Entity, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly,

      to (A) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from Perseon, Parent or Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (B) prohibit or limit the ownership, operation or control by Perseon, Parent or any of their respective Subsidiaries of any material portion of the business or assets of Perseon, Parent or any of their respective Subsidiaries, or to compel Perseon, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Perseon, Parent or any of their respective Subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

    (iii)
    there shall be any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to above;

    (iv)
    since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect

    (v)
    (A) Perseon shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, (B) (1) the representations and warranties of Perseon set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.5(a)(i), the last sentence of Section 4.6(a), Section 4.6(b), Section 4.8, Section 4.9(b), Section 4.11(c), (d), and (e), Section 4.26, Section 4.27, Section 4.28 or Section 4.29 of the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of any time on or after the date of the Merger Agreement as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); or (2) any of the remaining representations and warranties of Perseon set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of any time on or after the date of the Merger Agreement as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and "Material Adverse Effect" qualifications and exceptions contained in such representations and warranties shall be disregarded), or (C) Parent and Purchaser shall have failed to receive a certificate of an executive officer of Perseon, dated as of the scheduled expiration date of the Offer, to the effect set forth in the foregoing clauses (A) and (B); or

    (vi)
    the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination or amendment of the Offer;

which, in any such case, in the reasonable judgment of Purchaser or Parent, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for Shares.

        The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Share Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals

        General.    Except as described in this Section 16, based on a review of publicly available filings by Perseon with the SEC, none of Israeli Parent, Parent or Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of Perseon that might be adversely affected by the acquisition of Shares or Public Warrants by Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Shares or Public Warrants by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Anti-Takeover Statutes." While Purchaser does not presently believe that any competition waiting period or approval will materially delay the acceptance for payment of, or payment for, Shares or Public Warrants tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences materially adverse to Perseon's business or that material parts of Perseon's business might not have to be disposed of, or other substantial conditions complied with, in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares or Public Warrants tendered. See "Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

        Appraisal Rights.    No rights to seek to obtain the "fair value" of their Shares or Public Warrants are available to Perseon's stockholders or Public Warrant holders in connection with the Offer. However, if the Merger is consummated, a stockholder of Perseon who has not tendered his or her Shares in the Offer will have certain rights under Section 262 of the DGCL to dissent from the Merger and obtain payment in cash for the "fair value" of that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the effective time of the Merger) required to be paid in cash, plus interest, less any required withholding taxes, to dissenting stockholders of Perseon for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than or in addition to the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Moreover, Perseon may argue in such a judicial proceeding that, for purposes of that proceeding, the fair value of the Shares is less than the price per Share paid pursuant to the Offer or the consideration per Share payable in the Merger, and the judicially determined value could be more or less than the price per Share paid pursuant to the Offer or the consideration per Share payable in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the transactions contemplated by the Offer and the Merger, are not opinions as to, and do not in any manner address, fair value under the DGCL.

        Any Shares that are issued and outstanding immediately prior to the effective time of the Merger and that are held by a holder who has not voted these Shares in favor of the Merger and who has properly exercised appraisal rights with respect to these Shares in accordance with the DGCL (including Section 262 thereof) and, as of the effective time of the Merger, has neither effectively withdrawn nor otherwise lost for any reason the right to exercise these appraisal rights, will not be converted into or represent a right to receive the consideration payable in the Merger. The holders of dissenting shares will be entitled to only those rights granted by Section 262 of the DGCL. If any stockholder of Perseon who asserts appraisal rights with respect to that stockholder's Shares under the DGCL effectively withdraws or otherwise loses for any reason (including failure to perfect) these appraisal rights, then as of the effective time of the Merger or the occurrence of such event, whichever later occurs, the holder's Shares will automatically be canceled and converted into and represent only the right to receive the consideration payable in the Merger, without interest and less any required withholding taxes, upon surrender of the share certificate or share certificates formerly representing the dissenting Shares.

        Public Warrant holders will not have appraisal rights in connection with the Merger.

        The preservation and exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights will result in the loss of those rights. The foregoing summary of the rights of dissenting stockholders under the DGCL is not a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached as Schedule C hereto.

        Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed before these stockholders have to take any action relating to appraisal rights.

        Legal Proceedings.    As of the date of this Offer to Purchase, the Offeror Group is not aware of any material pending legal proceeding relating to the Offer or the Merger.

        "Going Private" Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same Share Offer Price as that paid in the Offer.

        Requirements for a Merger.    If, following consummation of the Offer, Israeli Parent, Parent and Purchaser own a number of Shares representing at least a majority of the voting power of the outstanding Shares, then, provided that the other conditions of the Merger have been satisfied or waived, Purchaser will merge with and into Perseon in a "short-form" merger in accordance with Section 251(h) of the DGCL or any other provision of the DGCL that may be applicable. Under the DGCL, such a merger may be consummated without a vote of, or prior notice to, Perseon's stockholders. If Israeli Parent, Parent and Purchaser do not own a number of Shares representing at least a majority of the voting power of the outstanding Shares following consummation of the Offer, Perseon is obligated to hold a special meeting of stockholders solely for the purchase of obtaining approval by Perseon's stockholders of the approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        State Anti-Takeover Statutes.    A number of states (including Delaware, where Perseon is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, Israeli Parent, Parent and Purchaser believe that those laws conflict with U.S. Federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside Florida.

        Other than Section 203 of the DGCL (described below), Israeli Parent, Parent and Purchaser are not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business transaction between Israeli Parent, Parent, Purchaser or any of their affiliates and Perseon, Israeli Parent, Parent and Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Israeli Parent Parent and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares or Public Warrants, and Israeli Parent, Parent and Purchaser might be unable to accept for payment or pay for Shares or Public Warrants tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares or Public Warrants tendered. See "Conditions to the Offer."

        Delaware Business Combination Provisions.    Perseon is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"). In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless (a) prior to such time the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; (b) upon completion of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

        A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

        Neither Perseon's certificate of incorporation nor bylaws excludes Perseon from the coverage of the Business Combination Provisions. Upon completion of the Offer, Parent and the Purchaser could collectively be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent prior approvals by Perseon's board of directors, the Business Combination Provisions could prohibit completion of the Merger for a period of three years following completion of the Offer. However, Perseon's board of directors approved the execution of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, Parent and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will apply to the Offer or the Merger.

        Federal Reserve Board Regulations.    Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. Parent and Purchaser will ensure that the financing of the acquisition of the Shares and Public Warrants will be in compliance with the Margin Regulations.

17.   Fees and Expenses

        Purchaser and Parent have retained Morrow & Co., LLC to serve as the Information Agent and Wells Fargo Bank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares and Public Warrants by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

        Except as discussed above, none of Israeli Parent, Parent or Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares or Public Warrants pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

        In addition, Perseon will incur its own fees and expenses in connection with the Offer. Except to the extent specifically provided for in the Merger Agreement, Perseon will not pay any of the fees and expenses to be incurred by Israeli Parent, Parent and Purchaser.

18.   Miscellaneous

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Shares and Public Warrants other than Israeli Parent, Parent and Purchaser. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares or Public Warrants pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser, Parent and Israeli Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in "Certain Information Concerning Perseon—Available Information."

GALIL MERGER SUB, INC.
GALIL MEDICAL INC.
GALIL MEDICAL LTD.

November 5, 2015

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF THE OFFEROR GROUP

        Directors and Executive Officers of Israeli Parent, Parent and Purchaser.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Israeli Parent, Parent and Purchaser. Unless otherwise indicated, each such person is a citizen of the United States, the business address of each such person is c/o Galil Medical Inc., 4364 West Round Lake Road, Arden Hills, Minnesota 55112 and the telephone number of each such person is (651) 287-5000. None of Israeli Parent, Parent, Purchaser, nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Name	Present Principal Occupation or Employment; and Material Positions Held During the Past Five Years
Martin J. Emerson	Chief Executive Officer, Galil Medical Inc.
Director, Galil Medical Ltd., Galil Medical Inc. and Galil Merger Sub, Inc.
Scott P. Youngstrom	Chief Financial Officer, Vice President-Finance—Galil Medical Inc. (November 2014—Present)
VP-Finance, Chief Operating Officer—DGIMED Ortho, Inc. (January 2009 - November 2014)
Director, Galil Medical Ltd., Galil Medical Inc. and Galil Merger Sub, Inc.
James E. Thomas	Partner, Thomas, McNerney & Partners
Director, Galil Medical Ltd., Galil Medical Inc. and Galil Merger Sub, Inc.
Kathleen A. Tune	Partner, Thomas, McNerney & Partners
Director, Galil Medical Ltd.
Shelly Wall Lanning	Private, Healthcare Investor
Director, Galil Medical Ltd.
Richard Emmitt	General Partner, The Vertical Group
Director, Galil Medical Ltd.

A-1

SCHEDULE B

ANNUAL FINANCIAL STATEMENTS OF ISRAELI PARENT

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2014

U.S. DOLLARS IN THOUSANDS

INDEX

Page
Report of Independent Auditors	B-2
Consolidated Balance Sheets	B-3 - B-4
Consolidated Statements of Operations	B-5
Consolidated Statements of Changes in Equity (Deficiency)	B-6
Consolidated Statements of Cash Flows	B-7 - B-8
Notes to Consolidated Financial Statements	B-9 - B-30

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

        We have audited the accompanying consolidated balance sheets of Galil Medical Ltd. ("the Company") and its subsidiaries ("the Group") as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1c, the Company has incurred recurring operating losses and negative cash flows from operating activities. These conditions, among other matters described in Note 1c, raise substantial doubt about the Company's ability to continue as a going concern. Note 1c also describes management's plans to address these issues. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Tel-Aviv, Israel 28 May, 2015	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,630	$5,997
Restricted cash	84	96
Trade receivables (net of allowance for doubtful accounts of $67 and $76 at December 31, 2014 and 2013, respectively)	5,348	4,890
Other accounts receivable and prepaid expenses	343	414
Inventories	3,028	2,692

Total current assets	14,433	14,089

OTHER LONG-TERM ASSETS	77	66

SEVERANCE PAY FUNDS	766	911

PROPERTY AND EQUIPMENT, NET	701	701

INTANGIBLE ASSETS, NET	2,234	3,386

Total assets	$18,211	$19,153

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	December 31,
	2014	2013
LIABILITIES AND EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Trade payables	$1,115	$1,058
Other accounts payable and accrued expenses	2,884	2,637
Convertible promissory notes from shareholders (Note 8)	8,460	6,736
Current maturities of long term loans (Note 9)	94	2,535

Total current liabilities	12,553	12,966

LONG-TERM LIABILITIES:
Accrued severance pay	881	1,056
Officers notice period	822	780
Long term loans, net of current maturities (Note 9)	11,687	6,693

Total long-term liabilities	13,390	8,529

EQUITY (DEFICIENCY):
Share capital—
Ordinary shares of NIS 0.01 par value— Authorized: 420,000,000 shares at December 31, 2014 and 2013; Issued and outstanding: 85,308,120 shares at December 31, 2014 and 2013	195	195
Series A-1 Convertible Preferred shares of NIS 0.01 par value— Authorized: 74,962,170 shares at December 31, 2014 and 2013; Issued and outstanding: 74,962,166 shares at December 31, 2014 and 2013; Aggregate liquidation preference of approximately $61,657 at December 31, 2014	179	179
Series A-2 Convertible Preferred shares of NIS 0.01 par value— Authorized: 6,746,596 shares at December 31, 2014 and 2013; Issued and outstanding: 6,746,596 shares at December 31, 2014 and 2013; Aggregate liquidation preference of approximately $4,617 at December 31, 2014	16	16
Series B Convertible Preferred shares of NIS 0.01 par value— Authorized: 154,117,471 shares at December 31, 2014 and 2013; Issued and outstanding: 78,582,653 shares at December 31, 2014 and 2013; Aggregate liquidation preference of approximately $15,168 at December 31, 2014	212	212
Additional paid-in capital	103,663	101,258
Accumulated deficit	(111,997)	(104,202)

Total equity (deficiency)	(7,732)	(2,342)

Total liabilities and equity (deficiency)	$18,211	$19,153

, 2015 Date of approval of the financial statements	Scott Youngstrom Chief Financial Officer	Martin Emerson Director and Chief Executive Officer

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Year ended December 31,
	2014	2013	2012
Revenues	$20,689	$19,433	$19,159
Cost of revenues	8,015	7,956	7,536

Gross profit	12,674	11,477	11,623

Operating expenses:
Research and development	5,520	5,463	5,197
Sales and marketing	7,646	6,719	8,402
General and administrative	3,024	2,533	2,470
Medical device tax	293	289	—
Restructuring expenses	15	181	538

Total operating expenses	16,498	15,185	16,607

Operating loss	(3,824)	(3,708)	(4,984)
Financial expenses, net	(3,851)	(3,466)	(3,238)
Other income (loss)	(1)	432	—

Loss before taxes on income	(7,676)	(6,742)	(8,222)
Taxes on income	(119)	(53)	—

Net loss	$(7,795)	$(6,795)	$(8,222)

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIENCY)
U.S. dollars in thousands, except share data

			Series A-1 Convertible Preferred shares		Series A-2 Convertible Preferred shares		Series B convertible preferred shares
	Ordinary Shares
									Additional paid-in capital		Total comprehensive loss	Total equity (deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Accumulated deficit
Balance as of January 1, 2012	85,308,120	$195	74,962,166	$179	6,746,596	$16	78,582,653	$212	$95,734	$(89,185)		$7,151
Stock based compensation expenses	—	—	—	—	—	—	—	—	166	—		166
Beneficial conversion feature of the convertible promissory notes from shareholders (Note 8)	—	—	—	—	—	—	—	—	3,750	—		3,750
Detachable warrant costs issued in connection with modification of financing arrangement with GE and SVB (Note 9)	—	—	—	—	—	—	—	—	357	—		357
Net loss	—	—	—	—	—	—	—	—	—	(8,222)	$(8,222)	(8,222)

Total comprehensive loss											$(8,222)

Balance as of December 31, 2012	85,308,120	195	74,962,166	179	6,746,596	16	78,582,653	212	100,007	(97,407)		3,202
Stock based compensation expenses	—	—	—	—	—	—	—	—	12	—		12
Beneficial conversion feature of the convertible promissory notes from shareholders (Note 8)	—	—	—	—	—	—	—	—	1,125	—		1,125
Detachable warrant costs issued in connection with modification of financing arrangement with GE and SVB (Note 9)	—	—	—	—	—	—	—	—	114	—		114
Net loss										(6,795)	$(6,795)	(6,795)

Total comprehensive loss											$(6,795)

Balance as of December 31, 2013	85,308,120	195	74,962,166	179	6,746,596	16	78,582,653	212	101,258	(104,202)		(2,342)
Stock based compensation expenses	—	—	—	—	—	—	—	—	1	—		1
Beneficial conversion feature of the convertible promissory notes from shareholders (Note 8)	—	—	—	—	—	—	—	—	750	—		750
Detachable warrant costs issued in connection with of financing arrangement with SWK (Note 9)	—	—	—	—	—	—	—	—	508	—		508
waiver the accrued interest of convertible promissory notes from shareholders	—	—	—	—	—	—	—	—	1,146	—		1,146
Net loss										(7,795)	$(7,795)	(7,795)

Total comprehensive loss											$(7,795)

Balance as of December 31, 2014	85,308,120	195	74,962,166	179	6,746,596	16	78,582,653	212	103,663	(111,997)		(7,732)

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(7,795)	$(6,795)	$(8,222)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,617	1,708	1,834
Disposal of property and equipment	—	—	2
Stock-based compensation	1	12	166
Amortization of deferred debt cost	784	241	150
Amortization of beneficial conversion feature of convertible promissory notes from shareholders	1,026	2,225	2,386
Accrued interest on shareholders' convertible promissory notes.	581	75	115
Inventories write-off	49	166	75
Decrease (increase) in trade receivables, net	(458)	(645)	820
Decrease (increase) in other accounts receivable and prepaid expenses	71	(199)	183
Decrease (increase) in inventories	(651)	349	(1,121)
Increase (decrease) in trade payables	57	21	(243)
Increase (decrease) in other accounts payable and accrued expenses	353	250	(1,025)
Increase in accrued severance pay, net	(29)	30	13
Increase (decrease) in officers notice period	42	(172)	33

Net cash used in operating activities	(4,352)	(2,809)	(4,949)

Cash flows from investing activities:
Decrease (increase) in restricted cash	12	(55)	209
Proceeds of property and equipment	6	—	—
Purchase of property and equipment	(205)	(121)	(153)
Decrease (increase) in other long-term assets	(11)	10	6

Net cash provided by (used in) investing activities	(198)	(166)	62

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

U.S. dollars in thousands

	Year ended December 31,
	2014	2013	2012
Cash flows from financing activities:
Principal payment of capital lease	—	—		(9)
Proceeds from convertible promissory notes	2,000	3,000		4,000
Payment of deferred debt cost in connection with financial arrangement with SVB and GE	—	(136)		(303)
Payment of deferred debt cost in connection with financial arrangement with SWK	(317)	—		—
Repayment of term loan agreement in connection with financial arrangement with SVB	(10,000)	(8,000)		(6,343)
Proceeds from term loan and revolving line in connection with financial arrangement with SVB and GE	—	10,000		9,900
Proceeds from term loan in connection with financial arrangement with SWK	12,500	—		—

Net cash provided by financing activities	4,183	4,864		7,245

Increase (decrease) in cash and cash equivalents	(367)	1,889		2,358
Cash and cash equivalents at the beginning of the year	5,997	4,108		1,750

Cash and cash equivalents at the end of the year	$5,630	$5,997		$4,108

Supplemental disclosure of cash flows activities:
Cash paid during the year for:
Interest	$982	$961		$518

Taxes paid	$119	$53	$

Non-cash transactions:
Detachable warrant costs issued in connection with modification of financing arrangement with SVB	$—	$114		$357

Detachable warrant costs issued in connection with financing arrangement with SWK	$508	$—		$—

Waiver the accrued interest of convertible promissory notes from shareholders	$1,146	$—		$—

Classification between inventories and property, plant and equipment	$266	$117		$83

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:- GENERAL

  a.
  Galil Medical Ltd. ("the Company") was incorporated on December 16, 1996, in Israel and commenced its business operations on January 1, 1997. The Company is engaged in the development, manufacture and marketing of medical supplies based on an innovative cryotherapy technology ("Cryotherapy") while incorporating powerful freezing technology with a revolutionary needle design to destroy malignant and benign tumors ("Cryo"). The Company has two wholly owned subsidiaries, Galil Medical UK Ltd. which is engaged in the marketing and sales of the Company's products in the European markets, and Galil Medical Inc. which is engaged in the development, manufacture, marketing and sales of the Company's products.

  b.
  During the fourth quarters of 2014, the Company recorded restructuring expenses of approximately $18, pursuant to restructuring plans committed to and executed by management. The restructuring charges consist of employee termination benefits associated with involuntary termination of approximately 5 employees. The terminations resulted from the Company's strategy to flatten the organization.

  c.
  The Company incurred an accumulated deficit of approximately $111,990 since inception and incurred recurring operating losses and negative cash flows from operating activities. In addition, violation of the financial covenants related to financing arrangement with SWK funding LLC. is possible within the next year. The Company's ability to continue to operate is dependent upon additional financial support until profitability is achieved. The Company's management plans to raise additional funds from existing and new investors and/or additional debt financing. However, there are no assurances that the Company will be successful in obtaining an adequate level of financing needed for current operations and long-term development. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

  a.
  Use of estimates:

    The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from those estimates.

  b.
  Financial statements in U.S. dollars:

    A majority of the Company's revenue is generated in U.S. dollars ("USD"). In addition, a substantial portion of the Company's costs are incurred in USD. The Company's management

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

    believes that the USD is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the USD.

    Accordingly, monetary accounts maintained in currencies other than the USD are remeasured into USD in accordance with ASC 830, "Foreign Currency Matters" ("ASC 830"). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses, as appropriate.

  c.
  Principles of consolidation:

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Inter-company transactions and balances, including profits from inter-company sales not yet realized, have been eliminated upon consolidation.

  d.
  Cash equivalents:

    Cash equivalents are short-term highly liquid investments that are not restricted as to withdrawals or use with maturities of three months or less at the date acquired.

  e.
  Restricted cash:

    As of December 31, 2014, the restricted cash used as a collateral for the new financing arrangement with Silicon Valley Bank and General Electric Capital Corporation (see also note 9)—the Company remit the proceeds of all account debtor of Galil Medical UK (and each depository institution where proceeds of accounts are on deposit) to a blocked account. The Company shall at all times collect and pay into the blocked account all monies which the Company may receive in respect of such accounts of Galil Medical UK, and shall not draw money from the blocked account.

  f.
  Inventories:

  1.
  Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence.

      Cost is determined as follows:

      Raw materials, parts and supplies: using the "Standard Cost" method.

      Finished products and work in progress: with respect to raw materials—using the "Standard Cost" method and with respect to labor and manufacturing expenses—on the basis of actual expenses.

    2.
    Inventory write-offs recorded in 2014, 2013 and 2012 amounted to $49, $166 and $75, respectively.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

  g.
  Property and equipment:

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method, over the estimated useful lives of the assets at the following annual rates:

%
Machinery and equipment	15 - 20
Office furniture and equipment	6 - 15
Computers and peripheral equipment	20 - 33
Medical equipment *)	20
Leasehold improvements	Over the term of the lease or the life of the asset, whichever is shorter

    *)
    Equipment placed at customer sites for use with the Company's disposable kits is depreciated into cost of goods sold ratably over 5 years.

  h.
  Impairment of long-lived assets:

    The Company's long-lived assets are reviewed for impairment in accordance with ASC 360, "Property, Plant and Equipment" ("ASC 360") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets.

    Such measurement includes significant estimates. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. However, the carrying amount of a group of assets is not to be reduced below its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

    During the years ended December 31, 2014 and 2013, no impairment losses have been identified.

  i.
  Intangible assets:

    Intangible assets are amortized over their estimated useful lives using the straight line method over an estimated period during which benefits are expected to be received, in accordance with ASC 350, "Intangible—Goodwill and Other" ("ASC 350").

    The Company's intangible assets consist of patent technology and customer relationships. Both assets are amortized over an estimated useful life which benefits are expected to be received.

  j.
  Warranty costs:

    The Company generally offers a standard limited warranty for a period of one year for some of its products. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time revenues are

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

    recognized. Provision for warranty as of December 31, 2014 and 2013, amounted to $32 and $35, respectively.

  k.
  Employee related benefits:

    Severance pay

    The Company's liability for severance pay for its Israeli employees is calculated pursuant to Israel's Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for its Israeli employees is fully provided by monthly deposits with insurance policies and by an accrual.

    The deposited funds include net profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel's Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits.

    Severance pay income for the year ended December 31, 2014 amounted to approximately $30. Severance pay expense for the years ended December 31, 2013 and 2012 amounted to approximately $30 and $13, respectively.

    401K profit sharing plans

    The Company's United States subsidiary has a retirement savings plan in the United States that qualifies under Section 401(k) of the Internal Revenue Code. Eligible participants may elect to defer up to 100% of their pretax salary, but not more than statutory limits, into this plan. The Company provides a matching contribution equal to 100% of the amount of the participant's elective deferrals that do not exceed 3% of the participant's compensation. In addition, the Company contributes 50% of the amount of the participant's elective deferrals that exceed 3% of the participant's compensation but do not exceed 5% of the participant's compensation. Matching contributions in 2014, 2013 and 2012 for all the plans were $209, $217 and $223, respectively. Matching contributions are invested in proportion to each participant's voluntary contributions in the investment options provided under the plan.

    Officers notice period

    The Company accrued a long-term liability in respect of its officers notice period obligations to its Israel, US and UK based employees. In the event employment is terminated, the Company shall pay the employees their base salary and benefits otherwise payable to them at such times and in such installments as would be the case if there had been no termination of employment through the day which is determined in each of their employment agreements.

  l.
  Revenue recognition:

    Most of the Company's revenue is derived from systems and disposable kits sales which are recognized in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104"), when persuasive evidence of an agreement exists, delivery of the product

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

    has occurred, the fee is fixed or determinable and collectability is probable. Generally, the Company does not have any significant obligations after delivery and does not grant a right of return to its customers. Revenues related to services performed in the U.S. by third party providers in connection with the Company's procedures are recognized when the procedures are performed.

    The Company routinely assesses the financial position of its customers to determine its exposure to credit risk. Accounts receivable are carried at the original invoice amount, less a provision for doubtful accounts, based on a periodic review of outstanding receivables. Allowances are provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating customer receivables. This evaluation takes into consideration a customer's financial position and credit history, as well as current economic conditions. Accounts receivable are written off when deemed uncollectible.

  m.
  Research and development expenses:

    Research and development expenses are charged to expenses as incurred.

  n.
  Other income:

    On June 27, 2012 Medmarc Mutual Insurance Company announced that it would be acquired. As an eligible member of Medmarc the Company was entitled to receive cash consideration.

  o.
  Income taxes:

    The Company and its subsidiaries account for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

    ASC 740-10, "Income Taxes" ("ASC 740-10") , as amended by FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109" ("FIN 48") clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740-10 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained) otherwise a full liability in respect of a tax position not meeting the more-than-likely-than-not criteria is recognized. Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

  p.
  Fair value of financial instruments:

    The following methods and assumptions were used by the Company and its subsidiaries in estimating their fair value disclosures for financial instruments: the carrying amounts for cash and cash equivalents, restricted cash, trade receivables, other accounts receivable and prepaid expenses, trade payables, other accounts payable and accrued expenses, current maturities of long term loan and convertible promissory notes from shareholders approximate their fair value due to the short-term maturity of such instruments.

  q.
  Accounting for stock-based compensation:

    The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation-Stock Compensation" ("ASC 718"). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated statement of operations.

    In December 2007, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 110 ("SAB 110") regarding the use of the simplified method in developing an estimate of expected life of share options in accordance with ASC 718. SAB 110 extends the use of the simplified method for "plain vanilla" awards in certain situations. The Company does not believe that its historical share option exercise data provides sufficient evidence to estimate expected term. Therefore, the Company will continue to use the simplified method until it has the historical data necessary to provide a reasonable estimate of expected life, in accordance with SAB 110.

    The Company selected the Black-Scholes-Merton option pricing model as the most appropriate fair value method for its stock-options awards. The option-pricing model requires a number of assumptions. The Company recognizes compensation expenses for the value of its awards based on the straight-line method over the requisite service period of each of the awards.

    The Company's additional disclosures regarding stock-based compensation are provided in note 11c.

  r.
  Concentrations of credit risks:

    Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and trade receivables.

    Cash and cash equivalents and restricted cash are invested in major banks in Israel, the U.S.A. and in the U.K. Management believe that the financial institutions that hold the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments.

    Trade receivables are derived from sales to customers primarily located in North America, Europe and Asia Pacific. The Company and its subsidiaries perform ongoing credit evaluations

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

    of their major customers and to date have not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection and by a general reserve.

NOTE 3:- OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2014	2013
Government authorities	$149	$158
Prepaid expenses	183	229
Deposits	11	27

	$343	$414

NOTE 4:- INVENTORIES

	December 31,
	2014	2013
Raw materials, parts and supplies	$1,865	$1,473
Work-in-progress	222	178
Finished products	941	1,041

	$3,028	$2,692

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 5:- PROPERTY AND EQUIPMENT

  a.
  Comprised as follows:

	December 31,
	2014	2013
Cost:
Machinery and equipment	$938	$782
Office furniture and equipment	515	522
Computers and peripheral equipment	1,145	1,157
Medical equipment	3,066	2,977
Leasehold improvements	507	470

	6,171	5,908

Accumulated depreciation:
Machinery and equipment	684	604
Office furniture and equipment	388	355
Computers and peripheral equipment	1,048	1,052
Medical equipment	2,996	2,902
Leasehold improvements	354	294

	5,470	5,207

Depreciated cost	$701	$701

  b.
  Depreciation expense amounted to $271, $557 and $683 for the years ended December 31, 2014, 2013 and 2012, respectively.

NOTE 6:- INTANGIBLE ASSETS

  a.
  Comprised as follows:

	December 31,
	2014	2013
Cost:
Customer relationship	$2,155	$2,155
Patented technology	9,365	9,365

	11,520	11,520

Accumulated amortization:
Customer relationship	1,736	1,520
Patented technology	7,550	6,614

	9,286	8,134

Amortized cost	$2,234	$3,386

  b.
  Amortization expense amounted to $1,152 for the years ended December 31, 2014, 2013 and 2012.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 6:- INTANGIBLE ASSETS (Continued)

  c.
  Estimated amortization expenses for the following years is as follows:

2015	1,152
2016	1,082
2017	—

2,234

NOTE 7:- OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2014	2013
Employees and payroll accruals	$1,746	$1,129
Accrued expenses	587	832
Government authorities and tax provisions	519	614
Warranty reserve	32	35

	$2,884	$2,610

NOTE 8:- CONVERTIBLE PROMISSORY NOTES FROM SHAREHOLDERS

        On April 26, 2012, May 31, 2012 and August 1, 2012 the Company signed convertible promissory notes with several of its shareholders totaling $1,500, $1,500 and $1,000 on each date accordingly ("Convertible Promissory Notes"). The Convertible Promissory Notes bear an annual interest at a rate of 8% compounded monthly until the earlier of: 1) April 26, 2013, May 31, 2013 and August 1, 2013, accordingly, and 2) upon the occurrence of an event of default as defined in the Convertible Promissory Notes agreements ("Maturity Date"), unless this Convertible Promissory Notes are earlier converted. Principal and interest shall be payable in a single payment on or after the Maturity Date.

        At any time prior to the Maturity Date, upon the written notice of holders, the unpaid principal amount outstanding under all the notes plus all accrued and unpaid interest thereon shall be converted into Series B Convertible Preferred Shares of the Company par value NIS 0.01 each at a conversion price equal to the lower of: 1) the lowest per share price paid by the investors in a Round of Financing as defined in the Convertible Promissory Notes agreements, and 2) $0.081.

        The beneficial conversion feature amounted to $3,750 and was recorded against additional paid in capital. The beneficial conversion feature is amortized over the life of the Convertible Promissory Notes.

        During August 2013 the Company amended the definition of the term "Maturity Date" of the Convertible Promissory Notes as the earlier of: 1) September 30, 2014, and 2) upon the occurrence of an event of default as defined in the Convertible Promissory Notes agreements.

        On September 20, 2013 the Company signed additional convertible promissory notes with several of its shareholders totaling $3,000 ("New Convertible Promissory Notes") in the same terms as the Convertible Promissory Notes. The beneficial conversion feature amounted to $1,125 and was recorded

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 8:- CONVERTIBLE PROMISSORY NOTES FROM SHAREHOLDERS (Continued)

against additional paid in capital. The beneficial conversion feature is amortized over the life of the New Convertible Promissory Notes.

        During July 2014 the Company amended the definition of the term "Maturity Date" of the Convertible Promissory Notes as the earlier of: 1) September 30, 2015, and 2) upon the occurrence of an event of default as defined in the Convertible Promissory Notes agreements.

        On July 28, 2014 the Company signed on the second amendment to the convertible promissory notes with several of its shareholders totaling $1,000 ("Second Amendment To The Convertible Promissory Notes") in the same terms as the Convertible Promissory Notes. The beneficial conversion feature amounted to $375 and was recorded against additional paid in capital. The beneficial conversion feature is amortized over the life of the Second Amendment To The Convertible Promissory Notes.

        On November 12, 2014 the Company signed on the third amendment to the convertible promissory notes with several of its shareholders totaling $1,000 ("third Amendment to The Convertible Promissory Notes") in the same terms as the Convertible Promissory Notes. The beneficial conversion feature amounted to $375 and was recorded against additional paid in capital. The beneficial conversion feature is amortized over the life of the Second Amendment to the Convertible Promissory Notes.

        During the year ended December 31, 2014 and 2013 the total expenses related to the amortization and accrued interest amounted to $1,637 and $2,224 was recorded as part of the financial expenses against liability for the Convertible Promissory Notes, the New Convertible Promissory Notes, the Second Amendment To The Convertible Promissory Notes and the Third Amendment To The Convertible Promissory Notes will be recorded as financial expenses against additional paid in capital.

        As of 31 December,2014 the company's shareholders forgave the accrued interest of the Convertible Promissory Notes, the New Convertible Promissory Note , the Second Amendment To The Convertible Promissory Notes and the Third Amendment To The Convertible Promissory Notes ("Accrued Interest"). As a result the Company reclassified the Accrued Interest totaling $1,146 to the additional paid in capital.

        Any Interest that attributed to the Convertible Promissory Notes, the New Convertible Promissory Notes, the Second Amendment To The Convertible Promissory Notes and the Third Amendment To The Convertible Promissory Notes that will be recorded as financial expenses against additional paid in capital.

NOTE 9:- FINANCING ARRANGEMENT WITH SILICON VALLEY BANK AND GENERAL ELECTRIC CAPITAL CORPORATION

        On September 28, 2012 the Company entered into a financing arrangement ("Financing Arrangement") with Silicon Valley Bank ("SVB") and General Electric Capital Corporation ("GE"). The Financing Arrangement includes two debt facilities. The first is a $10,000 term loan agreement ("Term Loan"). The Term Loan shall be available in 2 tranches. The first tranche is in the amount of $8,000. The second tranche is in an amount of $2,000 at the request of the Company if certain revenue milestones are met according to the terms in the Financing Arrangement. On September 28, 2012 the

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 9:- FINANCING ARRANGEMENT WITH SILICON VALLEY BANK AND GENERAL ELECTRIC CAPITAL CORPORATION (Continued)

Company borrowed an amount of $8,000 under the Term Loan. From inception until March 31, 2013 the Company is required to make interest only payments at an annual rate of 11.25% after which the monthly payments will include the amortization of the principle balance over the following 36 months. In addition to the Term Loan facility, the Company also entered into a revolving line of credit ("Revolving Line") in an aggregate amount not exceeding the Availability Amount as defined in the Financing Arrangement and limit of up to $3,000. On June 2013 the Company borrowed an amount of $2,000 under the Revolving Line. The Revolving Line bears an annual interest at a rate of Prime rate (minimum rate of 3.25%) plus 2.25% that will be paid monthly. Any outstanding principle will be repaid upon maturity of the Revolving Line in September 2015, unless the Revolving Line is above the Borrowing Base as defined in the Financing Arrangement or renewed at that time.

        On September 28, 2012 in connection with the Company's Financing Arrangement with SVB and GE the Company issued SVB and GE a combined total of 2,946,850 warrants to purchase an equivalent amount of Series B Convertible Preferred Shares. In consideration for the warrants, the Company recorded deferred debt costs equal to the fair value of the warrants in the amount of $357 against additional paid-in capital. Additionally, costs totaling $303 that was attributed to the issuance of the Financing Arrangement were also recorded as deferred debt costs. The deferred costs are amortized over the life of the loan.

        On September 27, 2013 the Company entered into a new financing arrangement ("New Financing Arrangement") with SVB GE. The New Financing Arrangement includes two debt facilities. The first is a $10,000 term loan agreement ("New Term Loan"). From inception until March 31, 2014 the Company is required to make interest only payments at an annual rate of 12% after which the monthly payments will include the amortization of the principle balance over the following 36 months. In addition to the New Term Loan facility, the Company also entered into a revolving line of credit ("New Revolving Line") in an aggregate amount not exceeding the Availability Amount as defined in the New Financing Arrangement and limit of up to $3,000. The New Revolving Line bears an annual interest at a rate of Prime rate (minimum rate of 3.25%) plus 3% that will be paid monthly. Any outstanding principle will be repaid upon maturity of the New Revolving Line in September 2016, unless the New Revolving Line is above the Borrowing Base as defined in the New Financing Arrangement or renewed at that time. As of December 31, 2013, the Company had no borrowings under the New Revolving Line.

        The Company used the New Term Loan to repay in full the Term Loan and the Revolving Line.

        On September 27, 2013 in connection with the Company's New Financing Arrangement with SVB and GE the Company issued SVB and GE a combined total of 1,227,854 warrants to purchase an equivalent amount of Series B Convertible Preferred Shares. In consideration for the warrants, the Company recorded deferred debt costs equal to the fair value of the warrants in the amount of $114 against additional paid-in capital. Additionally, costs totaling $136 that was attributed to the issuance of the New Financing Arrangement were also recorded as deferred debt costs. The deferred costs are amortized over the life of the loan.

        As part of the agreement SVB and GE have a perfected first priority security interest in all corporate assets and the Company's intellectual property.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 9:- FINANCING ARRANGEMENT WITH SILICON VALLEY BANK AND GENERAL ELECTRIC CAPITAL CORPORATION (Continued)

        On December 10,2014 the company paid in full the term loan.

        On December 10, 2014 the company entered into a new financing arrangement with SWK founding LLC. ("new financing arrangement with SWK"). The company borrowed an amount of $12,500 under the new financing arrangement with SWK ("new loan"). The new loan bears an annual interest rate of LIBOR rate (minimum rate of 1%) plus 12% that will paid monthly, based on the Company revenues.

        From inception until November 2016, the Company is required to pay interest only payments.

        The new loan should be paid until December 2019.

        On December 10, 2014 in connection with the Company's New Financing Arrangement with SWK the Company issued SWK founding LLC. ("SWK") total of 5,882,353 warrants to purchase an equivalent amount of Series B Convertible Preferred Shares. In consideration for the warrants, the Company recorded deferred debt costs equal to the fair value of the warrants in the amount of $508 against additional paid-in capital. Additionally, costs totaling $317 that was attributed to the issuance of the New Financing Arrangement with SWK were also recorded as deferred debt costs. The deferred costs are amortized over the life of the loan.

        Pursuant to the terms with SWK, the Company is required to comply with financial covenants as long as any amount is outstanding. As of December 31, 2014, the Company's management believes it is in compliance with these covenants.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 10:- COMMITMENTS AND CONTINGENT LIABILITIES

  a.
  Operating lease:

    As of December 31, 2014, The Company rents its offices in Israel and United States under operating lease agreements. It also rents motor vehicles in Europe and in Israel under operating lease agreements.

    Aggregate minimum lease commitment under non-cancelable operating lease as of December 31, 2014, is as follows:

2015	373
2016	354
2017	353

$1,080

    Total rental expenses for the years ended December 31, 2014, 2013 and 2012 amounted to $546, $604 and $699, respectively.

NOTE 11:- SHAREHOLDER'S EQUITY

  a.
  Issuance of shares:

    No issuance of shares during 2014, 2013 and 2012.

  b.
  Rights of shares:

  1.
  Ordinary shares:

      Voting:

      The Ordinary Shares confer upon the holders the right to receive notice to participate and vote in shareholders meetings of the Company.

      Dividends:

      The Ordinary Shares confer upon the holders the right to receive dividend, if declared, with holders of Preferred Shares and Ordinary Shares sharing pari passu in such dividends, subject however to certain preference rights of the Preferred Shares as described below.

    2.
    Series A Preferred Shares (i.e. Series A-1 Preferred Shares and Series A-2 Preferred Shares of the Company) confer upon the holders the following rights:

      Voting:

      Each outstanding Series A Preferred Share shall be entitled to a number of votes equal to the number of Ordinary Shares into which such Series A Preferred Share is then convertible.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 11:- SHAREHOLDER'S EQUITY (Continued)

      Dividend:

      Accruement of Dividends: Dividends at the rate of 4% per annum compounded annually by the applicable Original Liquidation Price ("Accrued A Dividends"). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative.

      The Series A Preferred Shares confer upon the holders the right to receive dividend, if declared, with holders of other Preferred Shares and Ordinary Shares sharing pari passu in such dividends, provided however that, subject to certain preference rights of the Series B Preferred Shares, as described below, the holders of Series A Preferred are entitled to receive prior to any distribution made pari passu to all shareholders, an amount equal to the Series A Preference Amount pari passu among themselves.

      Liquidation preference:

      Upon any liquidation, dissolution or winding up of the Company and its subsidiaries, and following distribution of the Series B Preference Amount in full (as specified below) each holder of outstanding Series A Preferred Shares shall be entitled to be paid in cash or in securities or property other than cash, before any amount shall be paid or distributed to the holders of the Ordinary shares or any other shares ranking on liquidation junior to the Series A Preferred Shares, an amount per share of Series A Preferred Shares equal to (a) the applicable Original Liquidation Price to each Series A Preferred Share ($0.6413 for Series A-1 Preferred shares and $0.5336 for Series A-2 Preferred shares) plus (b) any declared but unpaid dividends on such Series A Preferred Share, plus (c) any Accrued A Dividends not previously paid (the "Series A Preference Amount").

      After the payment in full of the Series B Preference Amount and the Series A Preference Amount in full, the remaining assets and funds of the Company available for distribution to its shareholders, if any, shall be paid to, or distributed among, the holders of Series B Preferred Shares, Series A Preferred Shares and the holders of Ordinary Shares and other shares ranking in liquidation junior to Series A Preferred Shares then outstanding, pro rata, on an as-converted basis.

      Conversion:

      Each outstanding Series A Preferred Share may be converted, either voluntarily or automatically in accordance with the provisions of the Articles of Association of the Company, into such number of fully paid and nonassessable Ordinary shares as is determined by dividing (a) the applicable Original Liquidation Price by (b) the applicable Conversion Price at the time in effect for such Series A Preferred Share. The initial applicable "Conversion Price" per share shall be the applicable Series A Preferred Shares Original Liquidation Prices, subject to adjustment as defined in the Company's Articles of Association, provided however, that in addition, any and all Accrued B Dividend or Accrued A Dividend on each Preferred Share, as applicable, shall be converted into such number of Ordinary Shares determined by dividing the Accrued B Dividends or Accrued A Dividends, as the case may be, on each Preferred Share by the price per Ordinary Share set in the QPO.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 11:- SHAREHOLDER'S EQUITY (Continued)

      Drag-along rights:

      At any time prior to an underwritten initial public offering of the Company's Ordinary Shares, registered pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or any other securities laws of other jurisdictions, on a firm commitment basis by a nationally recognized investment banking organization or organizations, covering the offer and sale of Ordinary Shares (i) at a price per Ordinary Share (prior to deduction of underwriting discounts and commissions) of not less than 3 times the Series A-1 Original Liquidation Price (appropriately adjusted for share splits, share dividends, combinations, recapitalizations, and the like), and (ii) with respect to which the Company receives aggregate net proceeds attributable to sales for the account of the Company of not less than $40,000,000 (a "QPO"), the holders of 66.66% of the voting power of the then issued and outstanding Series A-1 Preferred shares and Series B Preferred Shares have the right to force the Company's shareholders to a "Sale Event" as defined in the Company's Articles of Association.

    3.
    Series B Preferred Shares confer upon the holders the following rights:

      Voting:

      Each outstanding Series B Preferred Share shall be entitled to a number of votes equal to the number of Ordinary Shares into which such Series B Preferred Share is then convertible.

      Dividend:

      Accruement of Dividends: Dividends at the rate of 10% per annum compounded annually by the applicable Original Liquidation Price ("Accrued B Dividends"). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative.

      The Series B Preferred Shares confer upon the holders the right to receive dividend, if declared, with holders of other Preferred Shares and Ordinary Shares sharing pari passu in such dividends, provided however that the holders of Series B Preferred are entitled to receive prior to any other distribution to the shareholders, an amount equal to the Series B Preference Amount pari passu among themselves.

      Liquidation preference:

      Upon any liquidation, dissolution or winding up of the Company and its subsidiaries, each holder of outstanding Series B Preferred Shares shall be entitled to be paid in cash or in securities or property other than cash, before any amount shall be paid or distributed to the holders of Series A Preferred Shares, Ordinary Shares or any other shares ranking on liquidation junior to the Series B Preferred Shares, an amount per share of Series B Preferred Shares equal to two (2) times (a) the applicable Original Liquidation Price to each Series B Preferred Share plus (b) any declared but unpaid dividends on such Series B Preferred Share, plus (c) any Accrued B Dividends not previously paid (the "Series B Preference Amount").

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 11:- SHAREHOLDER'S EQUITY (Continued)

      After the payment in full of the Series B Preference Amount and the Series A Preference Amount (as specified above) in full, the remaining assets and funds of the Company available for distribution to its shareholders, if any, shall be paid to, or distributed among, the holders of Series B Preferred Shares, Series A Preferred Shares and the holders of Ordinary Shares and other shares ranking in liquidation junior to the Preferred Shares then outstanding, pro rata, on an as-converted basis.

      Conversion:

      Each outstanding Series B Preferred Share may be converted, either voluntarily or automatically in accordance with the provisions of the Articles of Association of the Company, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing (a) the applicable Original Liquidation Price by (b) the applicable Conversion Price at the time in effect for such Series B Preferred Share. The initial applicable "Conversion Price" per share shall be the applicable Series B Preferred Shares Original Liquidation Price subject to adjustment as defined in the Company's Articles of Association provided however, that in addition, any and all Accrued B Dividend or Accrued A Dividend on each Preferred Share, as applicable, shall be converted into such number of Ordinary Shares determined by dividing the Accrued B Dividends or Accrued A Dividends, as the case may be, on each Preferred Share by the price per Ordinary Share set in the QPO.

      Drag-along rights:

      At any time prior to a QPO of the Company, the holders of 66.66% of the voting power of the then issued and outstanding Series A-1 Preferred Shares and Series B Preferred Shares have the right to force the Company's shareholders to a "Sale Event" as defined in the Company's Articles of Association.

  c.
  Share option plans:

    Under the Company's share option plans (the "Plans"), options may be granted to officers, directors, employees and consultants of the Company or its subsidiaries or certain other "related entities" as defined in the Plan.

    On October 18, 2010 the Company's Board and Audit Committee, and On October 29, 2010 the Company's Shareholders, approved a new share option plan called the "2010 Share Option Plan". Pursuant to this plan, 15,560,250 additional options to purchase Ordinary Shares were authorized for granting in accordance with its terms. To simplify administration, all options to purchase Ordinary Shares of the Company granted under any previous options plans of the Company, to the extent expire or to be canceled prior to their exercise or relinquishment, will become available for granting under the 2010 Share Option Plan. In aggregate, the company reserved for issuance 45,000,000 Ordinary Shares.

    During 2014, 2013 and 2012 the Company granted 99,000, 905,000 and 1,026,000, respectively, options to employees at an exercise price of $0.19 each. The Company did not grant any options to consultants in 2014, 2013 and 2012.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 11:- SHAREHOLDER'S EQUITY (Continued)

    Each option granted under the Company's Plans is exercisable until the earlier of ten years from the date of the grant of the option or the expiration dates of the respective option plans. The options vest primarily over four years (unless the Board of Directors approves otherwise in accordance with the provisions of the plans). In certain circumstances, several executive officers of the Company have accelerated option vesting terms. Any options canceled or forfeited before expiration, become available for future grants.

    The Company selected the Black-Scholes-Merton option pricing model as the most appropriate fair value method for its stock-options awards. The option-pricing model requires a number of assumptions, noted in the following table, of which the most significant are expected share price volatility and the expected option term.

    The expected option term represents the period that the Company's share options are expected to be outstanding and was determined based on the simplified method permitted by SAB 110, as the average of the vesting period and the contractual term. The computation of expected volatility is based on realized historical share price volatility of peer companies. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

    The fair value of the Company's share options granted to employees and directors for the years ended December 31, 2014 and 2013 was estimated using the following weighted average assumptions:

	December 31,
	2014	2013
Risk-free interest rate	4.5%	4.5%
Expected dividend yield	0%	0%
Expected volatility	75%	75%
Expected lives	6	6

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 11:- SHAREHOLDER'S EQUITY (Continued)

    A summary of options activity under the Plans as of December 31, 2014 and changes during the year ended December 31, 2014 are as follows:

	Year ended December 31, 2014
	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at beginning of year	38,133,399	$0.19	6.78	—
Granted	1,004,000	0.19		—
Exercised	—	—		—
Cancelled or forfeited	(8,078,208)	0.30		—

Outstanding at end of year	31,059,191	$0.19	5.87	—

Vested and expected to vest at December 31, 2014	29,241,724	$0.2	5.7	—

Exercisable options at December 31, 2014	30,968,318	$0.2	5.86	—

    The weighted-average grant-date fair value of options granted during the year ended December 31, 2014 was $0.002. The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all in-the-money option holders exercised their options on December 31, 2014. As of December 31, 2014, there was approximately $2 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Company's Plans. That cost is expected to be recognized over a weighted-average period of 1.2 years.

    Total compensation expenses recognized by the Company related to its share-based employee compensation awards amounted to $1, $12 and $166 for the years ended December 31, 2014, 2013 and 2012, respectively.

  d.
  Series B Warrant:

    On September 28, 2012, in connection with the Company's Financing Arrangement with SVB and GE, the Company issued to SVB and GE a combined total of 2,946,850 warrants to purchase an equivalent amount of Series B Preferred Shares (see also Note 9).

    On September 27, 2013, in connection with the Company's New Financing Arrangement with SVB and GE the Company issued SVB and GE a combined total of 1,227,854 warrants to purchase an equivalent amount of Series B Preferred Shares (see also Note 9).

    On December 10, 2014, in connection with the Company's New Financing Arrangement with SWK the Company issued SWK total of 5,882,353 warrants to purchase an equivalent amount of Series B Preferred Shares (see also Note 9).

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 12:- INCOME TAXES

  a.
  Tax rates applicable to the Group:

  1.
  The Israeli corporate tax rate was 24% in 2011 and 25% in 2012 and 2013.

      On December 5, 2011, the "Knesset" (Israeli parliament) passed the Law for Tax Burden Reform (Legislative Amendments), 2011 ("the Law") which, among others, cancels effective from 2012, the scheduled reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012. In view of this increase in the corporate tax rate to 25%, as above, the real capital gain tax rate and the real betterment tax rate were also increased accordingly.

      On August 5, 2013, the "Knesset" issued the Law for Changing National Priorities (Legislative Amendments for Achieving Budget Targets for 2013 and 2014), 2013 ("the Budget Law"), which consists, among others, of fiscal changes whose main aim is to enhance the collection of taxes in those years.

      These changes include, among others, increasing the corporate tax rate from 25% to 26.5%, cancelling the reduction in the tax rates applicable to privileged enterprises (9% in development area A and 16% elsewhere) and, in certain cases, increasing the rate of dividend withholding tax within the scope of the Law for the Encouragement of Capital Investments to 20% effective from January 1, 2014. There are also other changes such as taxation of revaluation gains effective from August 1, 2013. The provisions regarding revaluation gains will become effective only after the publication of regulations defining what should be considered as "retained earnings not subject to corporate tax" and regulations that set forth provisions for avoiding double taxation of overseas assets. As of the date of approval of these financial statements, these regulations have not been issued.

    2.
    The principal tax rates applicable to the subsidiaries whose place of incorporation is outside Israel are: 20%-39%.

  b.
  Tax laws applicable to the Company:

    The Law for the Encouragement of Capital Investments, 1959:

    According to the Law, the company is entitled to various tax benefits by virtue of the "approved enterprise" and "beneficiary enterprise" status granted to part of it enterprises, as implied by this Law. The principal benefits by virtue of the Law are:

    Tax benefits track:

    Under this track, the Company is tax exempt in the first ten years of the benefit period and subject to tax at the reduced rate of 10%-25% for the remaining benefit period (dependent on the level of foreign investments).

    In respect of programs approved prior to the enactment of Amendment No. 60 to the Law, the benefit period starts with the first year the approved enterprise earns taxable income, provided that 12 years have not passed since the enterprise began operating and 14 years have not passed since the approval was granted.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 12:- INCOME TAXES (Continued)

    Following the enactment of Amendment No. 60 to the Law, subsequent to April 1, 2005, companies under the tax benefits track are no longer required to obtain a letter of approval from the Investment Center but rather must make a notification of the year of election for the beneficiary enterprise status and are required, among others, to make a minimum qualifying investment. This condition requires an investment in the acquisition of productive assets such as machinery and equipment, which must be carried out within three years. The minimum qualifying investment required for setting up a "new plant" is NIS 300 thousand, linked to the Israeli CPI in accordance with the guidelines of the Israeli tax authorities. As for plant "expansion", the minimum qualifying investment is the higher of NIS 300 thousand, linked to the Israeli CPI as stated above, and an amount equivalent to the "qualifying percentage" of the value of the productive assets. In this context, productive assets that are used by the plant but not owned by it will also be viewed as productive assets.

    The income qualifying for tax benefits under the tax benefits track is the taxable income of a company that has met certain conditions as determined by the Law ("a beneficiary company"), and which is derived from an industrial enterprise. The Law specifies the types of qualifying income that is entitled to tax benefits under the tax benefits track both in respect of an industrial enterprise, whereby income from an industrial enterprise includes, among others, revenues from the production and development of software products and revenues from industrial research and development activities performed for a foreign resident (and approved by the Head of the Administration of Industrial Research and Development).

    A subsidiary has an "approved program" status under the alternative benefits track and a "beneficiary enterprise" status pursuant to criteria established in the Law under the tax benefits track. Accordingly, income derived from the approved enterprise / beneficiary enterprise is subject to the benefits and conditions, as above.

    In respect of plant expansions executed following Amendment No. 60 to the Law, the benefit period starts at the later of the year elected and the first year the Company earns taxable income provided that 12 years have not passed since the beginning of the year of election and for new plants in development area A—14 years since the beginning of the year of election.

    If a dividend is distributed out of tax exempt profits, as above, the Company will become liable for tax at the rate applicable to its profits from the approved enterprise / beneficiary enterprise in the year in which the income was earned, as if it was not under the tax benefits track. The Company's policy is not to distribute dividends as above.

    As for programs under the grants track which were approved after April 1, 2005 and beneficiary enterprises in the context of Amendment No. 60 to the Law, the basic condition for receiving the benefits under this track is that the enterprise contributes to the country's economic growth and makes a competitive contribution to the Gross Domestic Product ("a competitive enterprise").

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 12:- INCOME TAXES (Continued)

    In order for industrial enterprises to comply with this condition, in each tax year during the benefit period, one of the following conditions must be met:

    1.
    The industrial enterprise's main field of activity is biotechnology or nanotechnology as approved by the Head of the Administration of Industrial Research and Development, prior to the approval of the relevant program.

    2.
    The industrial enterprise's sales revenues in a specific market during the tax year do not exceed 75% of its total sales for that tax year. A "market" is defined as a separate country or customs territory.

    3.
    At least 25% of the industrial enterprise's overall revenues during the tax year were generated from the enterprise's sales in a specific market with a population of at least 14 million.

    Conditions for the entitlement to the benefits:

    The above benefits are conditional upon the fulfillment of the conditions stipulated by the Law, regulations published thereunder and the letters of approval for the investments in the approved enterprises, as above. Non-compliance with the conditions may cancel all or part of the benefits and refund of the amount of the benefits, including interest. The managements believe that the companies are meeting the aforementioned conditions.

    The Company applied for an "Approved Enterprise" status for its production facilities in Israel under the above law. In 2004 the Company's received from the Investment Center approval for its first program, whereby the operating year set in 2000 and the Company was entitled to a shorter period of benefits of three years of tax exemption commencing in 2001, which was utilized in the years 2001 until 2003. On the January 1, 2004 this plan was cancelled. The Company has second program from 2002 that has been completed at the end of 2005 and final approval of the Investment Center was received during 2006. In September, 2007, the Company applied to the Israeli tax authorities for approval of a new "Beneficiary Enterprise" status and notified the year 2007 to be the year of election. In April 2011 the Company's status application has been approved by the Israeli tax authorities. In addition the Company elected 2012 to be the year of election under the new "Beneficiary Enterprise".

    Amendment to the Law for the Encouragement of Capital Investments, 1959 (Amendment 68):

    In December 2010, the "Knesset" (Israeli Parliament) passed the Law for Economic Policy for 2011 and 2012 (Amended Legislation), 2011 ("the Amendment"), which prescribes, among others, amendments in the Law for the Encouragement of Capital Investments, 1959 ("the Law"). The Amendment became effective as of January 1, 2011. According to the Amendment, the benefit tracks in the Law were modified and a flat tax rate applies to the Company's entire privileged income under its status as a privileged company with a privileged enterprise. Commencing from the 2011 tax year, the Company can elect (without possibility of reversal) to apply the Amendment in a certain tax year and from that year and thereafter, it will be subject to the amended tax rates. The tax rates under the Amendment are: 2011 and 2012—15% (in development area A—10%) and in 2013—12.5% (in development area A—7%).

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 12:- INCOME TAXES (Continued)

    Amendment to the Law for the Encouragement of Capital Investments, 1959 (Amendment 71):

    On August 5, 2013, the "Knesset" issued the Law for Changing National Priorities (Legislative Amendments for Achieving Budget Targets for 2013 and 2014), 2013 which consists of Amendment 71 to the Law for the Encouragement of Capital Investments ("the Amendment"). According to the Amendment, the tax rate on preferred income form a preferred enterprise in 2014 and thereafter will be 16% (in development area A—9%).

    The Amendment also prescribes that any dividends distributed to individuals or foreign residents from the preferred enterprise's earnings as above will be subject to tax at a rate of 20%.

    The Company has evaluated the effect of the adoption of the Amendment on its financial statements, and as of the date of the approval of the financial statements, the Company believes that it will not apply the Amendment. Accordingly, the Company has not adjusted its deferred tax balances as of December 31, 2014. The Company's may change its position in the future.

  c.
  Tax assessments:

    The Company received final tax assessments up to and including tax year 2008, subject to the powers conferred on the General Manager of the Tax Authority, in accordance with Sections 145, 147 and 152 of the Income Tax Ordinance.

  d.
  Non-Israeli subsidiaries:

    Non-Israeli subsidiaries are taxed based on tax laws in their countries of residence.

  e.
  Net operating carryforward losses:

    The Company has estimated total available carryforward operating tax losses for Israeli income tax purposes of approximately $52,068 as of December 31, 2014, which may be carryforward to offset against future taxable income for an indefinite period of time and carryforward capital losses of approximately $25,935 as of December 31, 2014.

  f.
  Deferred tax assets:

    The Company and its subsidiaries have provided 100% valuation allowance in respect of deferred tax assets resulting from tax loss carryforward. Management currently believes that, since the Company has a history of losses, it is more likely than not that the deferred tax assets regarding the loss carryforward and other temporary differences will not be realized.

SCHEDULE C

INTERIM FINANCIAL STATEMENTS OF ISRAELI PARENT

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2015

U.S. DOLLARS IN THOUSANDS

UNAUDITED

INDEX

Page
Review of Unaudited Interim Consolidated Financial Statements	C-2
Consolidated Balance Sheets	C-3 - C-4
Consolidated Statements of Operations	C-5
Consolidated Statements of Changes in Equity (Deficiency)	C-6 - C-7
Consolidated Statements of Cash Flows	C-8 - C-9
Notes to Consolidated Financial Statements	C-10 - C-13

To the Board of Directors and Shareholders of
Galil Medical Ltd.

      Re: Review of unaudited interim consolidated financial statements for the six-month period ended June 30, 2015

        We have reviewed the accompanying interim consolidated balance sheet of Galil Medical Ltd. ("the Company") and its subsidiaries as of June 30, 2015, the related interim consolidated statements of operations, changes in equity (deficiency) and cash flows for the six-month periods ended June 30, 2015 and 2014 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Accountants. All information included in these financial statements is the representation of the Company's management.

        A review of interim consolidated financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1c, the Company has incurred recurring operating losses and negative cash flows from operating activities. These conditions, among other matters described in Note 1c, raise substantial doubt about the Company's ability to continue as a going concern. Note 1c also describes management's plans to address these issues. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 11, 2015	A Member of Ernst & Young Global

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31, 2014	June 30, 2015
		Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,630	$2,122
Restricted cash	84	354
Trade receivables (net of allowance for doubtful accounts of $54 and $67 at June 30, 2015 and December 31, 2014, respectively)	5,348	5,018
Other accounts receivable and prepaid expenses	343	461
Inventories	3,028	3,425

Total current assets	14,433	11,380

OTHER LONG-TERM ASSETS	77	79

SEVERANCE PAY FUNDS	766	849

PROPERTY AND EQUIPMENT, NET	701	556

INTANGIBLE ASSETS, NET	2,234	1,659

Total assets	$18,211	$14,523

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share and per share data

	December 31, 2014	June 30, 2015
		Unaudited
LIABILITIES AND EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Trade payables	$1,115	$1,133
Other accounts payable and accrued expenses	2,884	2,757
Convertible promissory notes from shareholders	8,460	8,835
Current maturities of long term loans	94	208

Total current liabilities	12,553	12,933

LONG-TERM LIABILITIES:
Accrued severance pay	881	1,021
Officers notice period	822	835
Long term loans, net of current maturities	11,687	11,770

Total long-term liabilities	13,390	13,626

EQUITY (DEFICIENCY):
Share capital -
Ordinary shares of NIS 0.01 par value— Authorized: 420,000,000 shares at June 30, 2015 and December 31, 2014; Issued and outstanding: 85,308,120 shares at June 30, 2015 and December 31, 2014	195	195
Series A-1 Convertible Preferred shares of NIS 0.01 par value— Authorized: 74,962,170 shares at June 30, 2015 and December 31, 2014; Issued and outstanding: 74,962,166 shares at June 30, 2015 and December 31, 2014; Aggregate liquidation preference of approximately $61,657 at June 30, 2015 and December 31, 2014	179	179
Series A-2 Convertible Preferred shares of NIS 0.01 par value— Authorized: 6,746,596 shares at June 30, 2015 and December 31, 2014; Issued and outstanding: 6,746,596 shares at June 30, 2015 and December 31, 2014; Aggregate liquidation preference of approximately $4,617 at June 30, 2015 and December 31, 2014	16	16
Series B Convertible Preferred shares of NIS 0.01 par value— Authorized: 154,117,471 shares at June 30, 2015 and December 31, 2014; Issued and outstanding: 78,582,653 shares at June 30, 2015 and December 31, 2014; Aggregate liquidation preference of approximately $15,168 at June 30, 2015 and December 31, 2014	212	212
Additional paid-in capital	103,663	104,011
Accumulated deficit	(111,997)	(116,649)

Total equity (deficiency)	(7,732)	(12,036)

Total liabilities and equity (deficiency)	$18,211	$14,523

August 11, 2015 Date of approval of the financial statements	Scott Youngstrom Chief Financial Officer	Martin Emerson Director and Chief Executive Officer

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands

		Six months ended June 30,		Three months ended June 30,
	Year ended December 31, 2014
		2014	2015	2014	2015
		Unaudited
Revenues	$20,689	$9,806	$10,270	$4,914	$5,457
Cost of revenues	8,015	3,944	4,439	1,909	2,172

Gross profit	12,674	5,862	5,831	3,005	3,285

Operating expenses:
Research and development	5,520	2,462	3,117	1,263	1,594
Sales and marketing	7,646	3,779	4,323	2,019	2,203
General and administrative	3,024	1,316	1,204	719	604
Medical device tax	293	150	163	77	88
Restructuring expenses	15	15	—	(3)	—

Total operating expenses	16,498	7,722	8,807	4,075	4,489

Operating loss	(3,824)	1,860	2,976	1,070	1,204
Financial expenses, net	(3,851)	1,603	1,676	803	668
Other income	(1)	—	—	—	—

Loss before taxes on income	(7,676)	3,463	4,652	1,873	1,872
Tax expenses (tax benefit)	(119)	—	—	—	—

Net loss	$(7,795)	$3,463	$4,652	$1,873	$1,872

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIENCY)
U.S. dollars in thousands, except share data

			Series A-1 Convertible Preferred shares		Series A-2 Convertible Preferred shares		Series B convertible preferred shares
	Ordinary Shares
									Additional paid-in capital	Accumulated deficit	Total comprehensive loss	Total equity (deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2014	85,308,120	$195	74,962,166	$179	6,746,596	$16	78,582,653	$212	$101,258	$(104,202)	—	$(2,342)
Stock based compensation expenses	—	—	—	—	—	—	—	—	1	—	—	1
Beneficial conversion feature of the convertible promissory notes from shareholders (Note 8)	—	—	—	—	—	—	—	—	750	—	—	750
Detachable warrant costs issued in connection with of financing arrangement with SWK (Note 9)	—	—	—	—	—	—	—	—	508	—	—	508
Waiver of accrued interest on convertible promissory notes from shareholders	—	—	—	—	—	—	—	—	1,146	—	—	1,146
Net loss	—	—	—	—	—	—	—	—	—	(7,795)	$(7,795)	(7,795)

Total comprehensive loss											$(7,795)

Balance as of December 31, 2014	85,308,120	195	74,962,166	179	6,746,596	16	78,582,653	212	103,663	(111,997)	—	(7,732)
Stock based compensation expenses	—	—	—	—	—	—	—	—	1	—	—	1
Waiver of accrued interest on convertible promissory notes from shareholders	—	—	—	—	—	—	—	—	348	—	—	348
Net loss	—	—	—	—	—	—	—	—	—	(4,652)	$(4,652)	(4,652)

Total comprehensive loss											$(4,652)

Balance as of June 30, 2015 (unaudited)	85,308,120	195	74,962,166	179	6,746,596	16	78,582,653	212	104,011	(116,649)		(12,036)

*)    Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIENCY)
U.S. dollars in thousands, except share data

			Series A-1 Convertible Preferred shares		Series A-2 Convertible Preferred shares		Series B convertible preferred shares
	Ordinary Shares
									Additional paid-in Capital		Total comprehensive loss	Total equity (deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Accumulated deficit
Balance as of December 31, 2013	85,308,120	$195	74,962,166	$179	6,746,596	$16	78,582,653	$212	$101,258	$(104,202)		$(2,342)
Stock based compensation expenses	—	—	—	—	—	—	—	—	1			1
Net loss	—	—	—	—	—	—	—	—	—	(3,463)	$(3,463)	(3,463)

Total comprehensive loss											$(3,463)

Balance as of June 30, 2014 (unaudited)	85,308,120	$195	74,962,166	$179	6,746,596	$16	78,582,653	$212	$101,259	$(107,665)		$(5,804)

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

		Six months ended June 30,
	Year ended December 31, 2014
		2014	2015
		Unaudited
Cash flows from operating activities:
Net loss	$(7,795)	$(3,463)	$(4,652)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,617	798	803
Stock-based compensation	1	1	1
Amortization of deferred debt cost	784	121	83
Amortization of beneficial conversion feature of convertible promissory notes from shareholders and accrued interest	1,026	840	729
Accrued interest on shareholders' convertible promissory notes	581	—	—
Inventories write-off	49	22	45
Decrease (increase) in trade receivables, net	(458)	554	(330)
Increase in other accounts receivable and prepaid expenses	71	68	(118)
Increase (decrease) in inventories	(651)	(315)	(420)
Increase in trade payables	57	52	18
Increase in other accounts payable and accrued expenses	353	88	(13)
Increase (decrease) in accrued severance pay, net	(29)	18	57
Increase in officers notice period	42	11	13

Net cash provided by (used in) operating activities	(4,352)	(1,205)	(3,103)

Cash flows from investing activities:
Decrease (increase) in restricted cash	12	(64)	(270)
Proceeds of property and equipment	6	—	—
Purchase of property and equipment	(205)	(181)	(82)
Decrease (increase) in other long-term assets	(11)	15	2

Net cash used in investing activities	(198)	(230)	(350)

*)
Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

		Six months ended June 30,
	Year ended December 31, 2014
		2014	2015
		Unaudited
Cash flows from financing activities:
Proceeds from convertible promissory notes	$2,000	$—	—
Payment of deferred debt cost in connection with financial arrangement with SWK	(317)	—	—
Repayment of term loan agreement in connection with financial arrangement with SVB	(10,000)	(833)	—
Proceeds from term loan in connection with financial arrangement with SWK	12,500	—	—

Net cash provided by financing activities	4,183	(833)	—

Increase (decrease) in cash and cash equivalents	(367)	(2,268)	(3,508)
Cash and cash equivalents at the beginning of the period	5,997	5,997	5,630

Cash and cash equivalents at the end of the period	$5,630	$3,371	$2,122

Supplemental disclosure of cash flows activities:
Cash paid during the year for:
Interest	$982	$591	$591

Taxes paid	$119	$—	$—

Non-cash transactions:
Detachable warrant costs issued in connection with financing arrangement with SWK	$508	$—	$—

Waiver the accrued interest of convertible promissory notes from shareholders	$1,146	$—	$354

Classification between inventories and property, plant and equipment	$266	$54	$—

The accompanying notes are an integral part of the consolidated financial statements.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:- GENERAL

  a.
  Galil Medical Ltd. ("the Company") was incorporated on December 16, 1996, in Israel and commenced its business operations on January 1, 1997. The Company is engaged in the development, manufacture and marketing of medical supplies based on an innovative cryotherapy technology ("Cryotherapy") while incorporating powerful freezing technology with a revolutionary needle design to destroy malignant and benign tumors ("Cryo"). The Company has two wholly owned subsidiaries, Galil Medical UK Ltd. which is engaged in the marketing and sales of the Company's products in the European markets, and Galil Medical Inc. which is engaged in the development, manufacture, marketing and sales of the Company's products.

  b.
  During the fourth quarter of 2014, the Company recorded restructuring expenses of approximately $18 pursuant to restructuring plans committed to and executed by management. The restructuring charges consist of employee termination benefits associated with involuntary termination of approximately 5 employees. The terminations resulted from the Company's strategy to flatten the organization.

  c.
  The Company incurred an accumulated deficit of approximately $116,649 since inception and incurred recurring operating losses and negative cash flows from operating activities. In addition, violation of the financial covenants related to financing arrangement with SWK funding LLC. is possible within the next year. The Company's ability to continue to operate is dependent upon additional financial support until profitability is achieved. The Company's management plans to raise additional funds from existing and new investors and/or additional debt financing. However, there are no assurances that the Company will be successful in obtaining an adequate level of financing needed for current operations and long-term development. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

        These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2014. The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2014, are applied consistently in these consolidated financial statements.

NOTE 3:- CONVERTIBLE PROMISSORY NOTES FROM SHAREHOLDERS

        On April 26, 2012, May 31, 2012 and August 1, 2012 the Company signed convertible promissory notes with several of its shareholders totaling $1,500, $1,500 and $1,000 on each date accordingly ("Convertible Promissory Notes"). The Convertible Promissory Notes bear an annual interest at a rate of 8% compounded monthly until the earlier of: 1) April 26, 2013, May 31, 2013 and August 1, 2013, accordingly, and 2) upon the occurrence of an event of default as defined in the Convertible Promissory Notes agreements ("Maturity Date"), unless this Convertible Promissory Notes are earlier converted. Principal and interest shall be payable in a single payment on or after the Maturity Date.

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 3:- CONVERTIBLE PROMISSORY NOTES FROM SHAREHOLDERS (Continued)

        At any time prior to the Maturity Date, upon the written notice of holders, the unpaid principal amount outstanding under all the notes plus all accrued and unpaid interest thereon shall be converted into Series B Convertible Preferred Shares of the Company par value NIS 0.01 each at a conversion price equal to the lower of: 1) the lowest per share price paid by the investors in a Round of Financing as defined in the Convertible Promissory Notes agreements, and 2) $0.081.

        The beneficial conversion feature amounted to $3,750 and was recorded against additional paid in capital. The beneficial conversion feature is amortized over the life of the Convertible Promissory Notes.

        During August 2013 the Company amended the definition of the term "Maturity Date" of the Convertible Promissory Notes as the earlier of: 1) September 30, 2014, and 2) upon the occurrence of an event of default as defined in the Convertible Promissory Notes agreements.

        On September 20, 2013 the Company signed additional convertible promissory notes with several of its shareholders totaling $3,000 ("New Convertible Promissory Notes") in the same terms as the Convertible Promissory Notes. The beneficial conversion feature amounted to $1,125 and was recorded against additional paid in capital. The beneficial conversion feature is amortized over the life of the New Convertible Promissory Notes.

        During July 2014 the Company amended the definition of the term "Maturity Date" of the Convertible Promissory Notes as the earlier of: 1) September 30, 2015, and 2) upon the occurrence of an event of default as defined in the Convertible Promissory Notes agreements.

        On July 28, 2014 the Company signed on the second amendment to the convertible promissory notes with several of its shareholders totaling $1,000 ("Second Amendment To The Convertible Promissory Notes") in the same terms as the Convertible Promissory Notes. The beneficial conversion feature amounted to $375 and was recorded against additional paid in capital. The beneficial conversion feature is amortized over the life of the Second Amendment To The Convertible Promissory Notes.

        On November 12, 2014 the Company signed on the third amendment to the convertible promissory notes with several of its shareholders totaling $1,000 ("third Amendment to The Convertible Promissory Notes") in the same terms as the Convertible Promissory Notes. The beneficial conversion feature amounted to $375 and was recorded against additional paid in capital. The beneficial conversion feature is amortized over the life of the Second Amendment to the Convertible Promissory Notes.

        As of 31 December, 2014 the Company's shareholders forgave the accrued interest of the Convertible Promissory Notes, the New Convertible Promissory Note, the Second Amendment To The Convertible Promissory Notes and the Third Amendment To The Convertible Promissory Notes ("Accrued Interest"). As a result the Company reclassified the Accrued Interest totaling $1,146 to the additional paid in capital.

        Any Interest that attributed to the Convertible Promissory Notes, the New Convertible Promissory Notes, the Second Amendment to The Convertible Promissory Notes and the Third Amendment To The Convertible Promissory Notes will be recorded as financial expenses against additional paid in capital

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 3:- CONVERTIBLE PROMISSORY NOTES FROM SHAREHOLDERS (Continued)

        During six months ended 30 June 2015 and the year ended December 31, 2014 the total expenses related to the amortization and accrued interest amounted to $729 and $1,637 was recorded as part of the financial expenses against liability for the Convertible Promissory Notes, the New Convertible Promissory Notes, the Second Amendment To The Convertible Promissory Notes and the Third Amendment To The Convertible Promissory Notes will be recorded as financial expenses against additional paid in capital.

NOTE 4:- FINANCING ARRANGEMENT WITH SILICON VALLEY BANK AND GENERAL ELECTRIC CAPITAL CORPORATION AND SWK FOUNDING LLC.

        As detailed in note 9 to the annual consolidated financial statements, on September 27, 2013 the Company entered into a new financing arrangement ("New Financing Arrangement") with SVB GE. The New Financing Arrangement includes two debt facilities. The first is a $10,000 term loan agreement ("New Term Loan"). From inception until March 31, 2014 the Company is required to make interest only payments at an annual rate of 12% after which the monthly payments will include the amortization of the principle balance over the following 36 months. In addition to the New Term Loan facility, the Company also entered into a revolving line of credit ("New Revolving Line") in an aggregate amount not exceeding the Availability Amount as defined in the New Financing Arrangement and limit of up to $3,000. The New Revolving Line bears an annual interest at a rate of Prime rate (minimum rate of 3.25%) plus 3% that will be paid monthly. Any outstanding principle will be repaid upon maturity of the New Revolving Line in September 2016, unless the New Revolving Line is above the Borrowing Base as defined in the New Financing Arrangement or renewed at that time. As of March 31, 2015, the Company had no borrowings under the New Revolving Line.

        The Company used the New Term Loan to repay in full the Term Loan and the Revolving Line.

        On September 27, 2013 in connection with the Company's New Financing Arrangement with SVB and GE the Company issued SVB and GE a combined total of 1,227,854 warrants to purchase an equivalent amount of Series B Convertible Preferred Shares. In consideration for the warrants, the Company recorded deferred debt costs equal to the fair value of the warrants in the amount of $114 against additional paid-in capital. Additionally, costs totaling $136 that was attributed to the issuance of the New Financing Arrangement were also recorded as deferred debt costs. The deferred costs are amortized over the life of the loan.

        On December 10, 2014 the Company paid in full the term loan.

        On December 10, 2014 the Company entered into a new financing arrangement with SWK founding LLC. ("new financing arrangement with SWK"). The Company borrowed an amount of $12,500 under the new financing arrangement with SWK ("new loan"). The new loan bears an annual interest rate of LIBOR rate (minimum rate of 1%) plus 12% that will paid monthly, based on the Company revenues.

        From inception until November 2016, the Company is required to pay interest only payments.

        The new loan should be paid until December 2019.

        On December 10, 2014 in connection with the Company's New Financing Arrangement with SWK the Company issued SWK founding LLC. ("SWK") total of 5,882,353 warrants to purchase an

GALIL MEDICAL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 4:- FINANCING ARRANGEMENT WITH SILICON VALLEY BANK AND GENERAL ELECTRIC CAPITAL CORPORATION AND SWK FOUNDING LLC. (Continued)

equivalent amount of Series B Convertible Preferred Shares. In consideration for the warrants, the Company recorded deferred debt costs equal to the fair value of the warrants in the amount of $508 against additional paid-in capital. Additionally, costs totaling $317 that was attributed to the issuance of the New Financing Arrangement with SWK were also recorded as deferred debt costs. The deferred costs are amortized over the life of the loan.

        Pursuant to the terms with SWK, the Company is required to comply with financial covenants as long as any amount is outstanding. As of June 30, 2015, the Company's management believes it is in compliance with these covenants.

        During the six months ended June 30, 2015 total expenses related to the amortization of the deferred costs amounted to $83, and were recorded as part of the financial expenses.

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Share Certificates, Public Warrant Certificates and any other required documents should be sent or delivered by each stockholder or Public Warrant holder of Perseon or such stockholder's or Public Warrant holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

If delivering by mail by 5:00 p.m.: NYC time on the Expiration Date:	If delivering by hand courier by 5:00 p.m.: NYC time on the Expiration Date:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

        Any questions or requests for assistance or additional copies of this Offer to Purchase, Letter of Transmittal and other related materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue
Stamford, Connecticut 06902

Stockholder and Public Warrant holders may call toll free (855) 264-1296
Banks and Brokers may call (203) 658-9400
E-mail: perseon.info@morrowco.com